UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KAYDON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

KAYDON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Ann Arbor, Michigan

April 5, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of Kaydon Corporation will be held at the corporate offices of Kaydon Corporation, Third Floor, 315 E. Eisenhower Parkway, Ann Arbor, Michigan on Tuesday, May 8, 2012, at 11:00 a.m. local time for the following purposes:

(1) to elect six members to the Board of Directors as set forth in the enclosed proxy statement, each to serve a term of one year;

(2) to ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as independent registered public accountants for the year ending December 31, 2012;

(3) to approve, in a non-binding, advisory vote, the compensation of our named executive officers, commonly referred to as a “Say on Pay” proposal; and

(4) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on Tuesday, March 13, 2012, are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

JAMES O’LEARY

President and Chief Executive Officer

THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY

You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of Stockholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 8, 2012:

•	This Proxy Statement and the Kaydon Corporation Annual Report to Stockholders for 2011 are available at www.proxyvote.com.

•

The 2012 Annual Meeting of Stockholders of Kaydon Corporation will be held on Tuesday, May 8, 2012, at 11:00 a.m., Eastern Time, at the principal offices of Kaydon Corporation located at 315 East Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108.

•	The matters to be acted on at the 2012 Annual Meeting of Stockholders of Kaydon Corporation are:

•	Electing six directors to serve until the Annual Meeting of Stockholders in 2013,

•	Ratifying the selection of Ernst & Young LLP as the independent registered public accountants for Kaydon Corporation for the year ending December 31, 2012, and

•	Approving, in a non-binding, advisory vote, the compensation of our named executive officers (the “Say on Pay” proposal).

•

Kaydon Corporation also makes available on its internet website (www.kaydon.com) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, all of its other filings with the Securities and Exchange Commission, any Statements of Changes of Beneficial Ownership (Form 4 Reports) filed by its directors and executive officers, the charters of each Committee of the Board of Directors, its Corporate Governance Guidelines and its Codes of Ethics. Information contained on Kaydon Corporation’s website shall not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Kaydon Corporation’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon Corporation specifically so provides.

•	You are invited to attend the meeting in person and if you do, you may cast your vote in person at the meeting.

KAYDON CORPORATION

315 East Eisenhower Parkway, Suite 300

Ann Arbor, Michigan 48108

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 8, 2012

PROXY STATEMENT

Purpose

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Kaydon Corporation, a Delaware corporation (“Kaydon” or the “Company”), for use at the Annual Meeting of Stockholders of Kaydon to be held on May 8, 2012, and at any adjournments or postponements thereof. Stockholders of record at the close of business on March 13, 2012, are entitled to notice of, and to vote at, the Annual Meeting. On March 13, 2012, we had 32,016,086 shares of common stock outstanding. The common stock is our only outstanding class of voting securities. This proxy statement and the enclosed form of proxy are being mailed to stockholders, together with our Annual Report on Form 10-K (which includes audited consolidated financial statements for our year ended December 31, 2011), commencing on or about April 5, 2012.

Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan will receive separate voting instruction cards covering the shares held for participants in this plan. Voting instruction cards must be returned or the shares will not be voted by the trustee.

Voting Instructions

General — Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the signed proxy will be voted:

1. for the election of the six nominees for the Board of Directors named in this Proxy Statement;

2. for the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants for the year ending December 31, 2012;

3. for the approval of the compensation of our named executive officers (the “Say on Pay” proposal); and

4. in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the Annual Meeting.

Signature Requirements — If stock is registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation’s name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer’s full title should be given.

Revocation — A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by (i) executing and returning to the Secretary of Kaydon Corporation (Debra K. Crane) at the Company’s principal office or the Company’s tabulation agent (Broadridge) prior to the Annual Meeting either a written revocation or a proxy bearing a later date or (ii) voting in person at the Annual Meeting. Any stockholder who attends the Annual Meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

Quorum; Vote Required — The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock is required to constitute a quorum at the meeting. The holders of common stock are entitled to one vote for each share they hold. The directors shall be elected by a plurality of the votes validly cast, in person or by proxy, at the Annual Meeting in the election of directors. The affirmative vote, in person or by proxy, of holders of a majority of the outstanding shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2012 by the Audit Committee of the Board of Directors and to approve the Company’s compensation of its named executive officers in the Say on Pay proposal.

Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum and, other than for the election of directors, the number of votes cast with respect to each proposal. Consequently, an abstention will have the effect of a vote against with respect to proposals other than the election of directors.

If a broker does not receive instructions from the beneficial owner of shares of common stock held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Shares represented by broker non-votes will be considered present for purposes of a quorum, but will not be considered voted with regard to or treated as present with respect to those proposals to which the broker non-votes relate. If a stockholder whose shares of common stock are held in “street name” by a brokerage firm does not instruct the broker how to vote in the election of directors, or approval of the compensation of our named executive officers, such stockholder’s broker will not be allowed to vote with respect to these proposals. As a result, if the proxy card is returned by the broker, the shares represented thereby will be considered present for purposes of a quorum, but will not be treated as present for or voted in the election of directors, or for approval of the compensation of our named executive officers and thus will have no effect on those votes. Brokers are allowed to vote on behalf of beneficial owners without instruction in the ratification of the selection of auditors.

Expenses of Solicitation

Expenses incurred in connection with the solicitation of proxies will be paid by Kaydon. Proxies are being solicited primarily by mail but, in addition, officers and other employees of Kaydon may solicit proxies by telephone, in person or by other means of communication, but will receive no extra compensation for such services. Kaydon will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

Principal Stockholders

The following table sets forth information as of March 13, 2012, with respect to the beneficial ownership of Kaydon’s common stock by all persons known by us to beneficially own more than 5% of our common stock. We included ownership information for principal stockholders as provided in the most recently available Schedule 13D or Schedule 13G filed by each respective holder.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Issued and Outstanding Common Stock
BlackRock, Inc.(1)	2,401,475	7.48%
40 East 52nd Street
New York, NY 10022

Janus Capital Management LLC(2)	4,306,473	13.4%
Perkins Investment Management LLC
Perkins Small Cap Value Fund
Perkins Mid Cap Value Fund
151 Detroit Street
Denver, CO 80206

Royce & Associates, LLC(3)	1,758,500	5.47%
745 Fifth Avenue
New York, NY 10151

Franklin Resources, Inc.(4)	1,669,821	5.2%
Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403

The Vanguard Group, Inc.(5)	1,698,174	5.28%
100 Vanguard Blvd.
Malvern, PA 19355

Stowers Institute for Medical Research(6)	2,044,859	6.4%
American Century Companies, Inc.
American Century Investment Management, Inc.
4500 Main Street
9th Floor
Kansas City, MO 64111

Notes:

(1)	Based on its statement on Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 13, 2012, BlackRock, Inc. claims sole voting and sole dispositive power over these shares.

(2)	Based on joint statements on Schedule 13G filed with the SEC on February 14, 2012, these beneficial owners, which are affiliates, claim shared voting and shared dispositive power over these shares.

(3)	Based on its statement on Schedule 13G filed with the SEC on January 13, 2012, Royce & Associates LLC claims sole voting and sole dispositive power over these shares.

(4)	Based on joint statements on Schedule 13G filed with the SEC on February 7, 2012, these three beneficial owners, which are under common control, claim sole voting and sole dispositive power over these shares.

(5)	Based on its statement on Schedule 13G filed with the SEC on February 9, 2012, The Vanguard Group, Inc. claims sole voting power over 49,820 shares; sole dispositive power over 1,648,354 shares; and shared dispositive power over 49,820 shares.

(6)	Based on joint statements on Schedule 13G filed with the SEC on February 10, 2012, various persons, including investment companies and separate institutional investor accounts that American Century Investment Management, Inc. serves as investment adviser, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities that are the subject of this schedule. The three beneficial owners report sole voting power over 1,967,025 shares and sole dispositive power over 2,044,859 shares.

MATTERS TO BE CONSIDERED

General

The following is a discussion of the matters to be presented for stockholder approval at the Annual Meeting:

PROPOSAL 1. ELECTION OF DIRECTORS

Each of the nominees listed below has been nominated for election as a director until the Annual Meeting of Stockholders to be held in 2013 and until their respective successors are elected. Each of the following nominees is presently serving as a director of Kaydon.

In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Corporate Governance and Nominating Committee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.

Vote Required

Directors are elected by a plurality of votes validly cast in person or by proxy at the Annual Meeting, provided that a quorum is present. Brokers holding shares registered in “street name” will not be allowed to vote such shares unless they receive instructions from the beneficial owner of such shares, creating “broker non-votes”. Shares represented by proxies that are marked “withhold authority” or as to which “broker non-votes” exist with respect to the election of one or more nominees as director will not be counted in determining whether a plurality of votes was obtained in such matters. Except in the case of broker non-votes, if no directions are given and the signed card is returned, the persons named as proxies will vote the shares for the election of all listed nominees for director.

We recommend that you vote your shares FOR the election of the following nominees:

Nominees

The following paragraphs provide information as of the date of this proxy statement about each nominee for director. The information presented includes information each director has provided us about his age (as of March 13, 2012), all positions he holds, his principal occupation and business experience for the past five years and the names of other publicly-held companies for which he currently serves as a director or has served as a director during the past five years. We have also provided below information regarding additional experience, qualifications, attributes and skills that lead our Board to the conclusion that each person should serve as a director. In addition to the information set forth below, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and ability to exercise sound judgment, as well as a commitment of service to our Company and our Board.

Mark A. Alexander (53)	Background: Mr. Alexander has been Chairman and Chief Executive Officer of Alexander Investors LLC, a private investment firm, since September 2009. Prior to that, Mr. Alexander served for more than fourteen years as the Chief Executive Officer of Suburban Propane Partners, L.P., a national marketer of propane, fuel oil and other refined fuels. Mr. Alexander was appointed as a director of Kaydon in July 2007 and is a member of the Compensation Committee and the Audit Committee.

Additional Experience and Qualifications: Mr. Alexander brings broad business and executive leadership experience to the Board, developed through his leadership roles at Suburban Propane Partners, L.P. spanning over fourteen years, and prior to that, his experience as Senior Vice President-Corporate Development for Hanson Industries, the U.S. management division of Hanson plc, a global diversified industrial conglomerate, giving him insight into issues our Board faces doing business outside the United States and insight into our customers’ needs through his industrial experience. Mr. Alexander’s current position with a private investment firm enables him to bring the investor’s view to our Board.

David A. Brandon (59)	Background: Mr. Brandon has served as Director of Athletics at the University of Michigan since March 2010 and as Chairman of the Board of Domino’s Pizza, Inc., a company in the business of franchising and operating retail pizza delivery stores and food distribution, since March 1999. He served as Chief Executive Officer of Domino’s Pizza from March 1999 until March 2010. Mr. Brandon also served as a director of Burger King Corporation from 2003 until 2010, and the TJX Companies, Inc. from 2001 until 2011. Mr. Brandon served as a director of Northwest Airlines Corporation from 2007 until 2008. Mr. Brandon has been a director of Kaydon since February 2004, is Chairman of the Compensation Committee, and is a member of the Corporate Governance and Nominating Committee.

Additional Experience and Qualifications: Mr. Brandon’s business career has included senior leadership or management roles in a variety of businesses operating in global markets, and spanning a diverse range of products and services, including retail pizza delivery and distribution; marketing services and sales promotion; and consumer products; giving him insight into issues our Board faces in expanding our business globally. Among many other honors, in 2006, Mr. Brandon received the Ernst & Young Master Entrepreneur of the Year Award, and in 2007, he was recognized as CEO Coach of the Year by the American Football Coaches Foundation, an award which recognizes outstanding qualities of leadership found in America’s corporate world. The Board benefits from Mr. Brandon’s breadth of business experience and proven leadership qualities.

Patrick P. Coyne (48)	Background: Mr. Coyne has been employed by Delaware Investments for more than 20 years and has been its President since July 2006. Mr. Coyne is also Chairman of the Board for the Delaware Investments Family of Mutual Funds. Delaware Investments, an affiliate of Macquarie Group, is a diversified asset management firm. From 2003 to 2006, Mr. Coyne served as a director of Lincoln National Convertible Securities Fund, Inc., and Lincoln National Income Fund, Inc. Mr. Coyne was appointed as a director of Kaydon in July 2007 and is a member of the Audit Committee and Compensation Committee.

Additional Experience and Qualifications: As President and Chief Executive Officer, Mr. Coyne oversees all aspects of a $165 billion investment management firm. His background includes a variety of key leadership positions in the investment management field. In his current position at Delaware Investments, Mr. Coyne is responsible for, among other things, approving and implementing internal controls for financial reporting purposes. His broad business experience in management and as a professional investor makes him a valuable member of the Board. In particular, the Board benefits from Mr. Coyne’s extensive knowledge of investing and capital markets and his perspective as a leader in the investment industry as well as his direct experience with internal controls.

William K. Gerber (58)	Background: Mr. Gerber has been Managing Director of Cabrillo Point Capital LLC, a private investment fund, since January 2008. Prior to that, he was Executive Vice President and Chief Financial Officer of Kelly Services, Inc., a global staffing services company since 1998. Mr. Gerber has served as a director of AK Steel Corporation since 2007, and Chairman of its Audit Committee since 2008. Mr. Gerber has served as a director of Wolverine World Wide, Inc. since 2008. He has been a director of Kaydon since October 2007 and is Chairman of the Audit Committee, and is a member of the Corporate Governance and Nominating Committee.

Additional Experience and Qualifications: Mr. Gerber’s business experience spans some 35 years, and includes senior corporate finance roles in a variety of global companies, including Kelly Services, Inc., where he served as Executive Vice President and Chief Financial Officer, and Limited Brands, Inc., where he held several positions including Vice President — Finance, and Vice President — Corporate Controller. Additionally, Mr. Gerber is a Certified Public Accountant. By virtue of his background, Mr. Gerber is the Board’s “audit committee financial expert”. His understanding of complex financial and accounting matters allows him to make meaningful contributions as an independent member of the Board and its Audit Committee, which he chairs.

Timothy J. O’Donovan (66)	Background: Mr. O’Donovan has served as a director of Wolverine World Wide, Inc., a company in the business of manufacturing and marketing footwear products, since 1993. He served as Chairman of Wolverine from April 2005 to December 2009, and served as their Chief Executive Officer from April 2000 to April 2007. Mr. O’Donovan has served on the Board of Directors of Spartan Stores, Inc. since 2003. He has been a director of Kaydon since July 2005 and is a member of the Audit Committee and is Chairman of the Corporate Governance and Nominating Committee. Mr. O’Donovan serves as the Board of Directors’ Lead Director.

Additional Experience and Qualifications: Mr. O’Donovan’s service at Wolverine World Wide, Inc. spanned more than thirty years, and while there, he served in a variety of leadership positions. He has also devoted time to various civic and charitable organizations, including serving as Past Director of United Way of West Michigan, and served on the Dean’s Advisory Council at Iowa State University School of Business, among many others. Mr. O’Donovan is the recipient of a number of prestigious awards, including the Economic Club of Grand Rapids’ Business Person of the Year Award in 2006, and a Business Citation of Achievement from Iowa State University College of Business, in 2006. Mr. O’Donovan’s depth of experience, including experience with a manufacturing business, enables him to make meaningful contributions to the Board.

James O’Leary (49)	Background: Mr. O’Leary has served as President and Chief Executive Officer of Kaydon since March 2007, and as Chairman of the Board since May 2007. He was an independent director of Kaydon from 2005 to May 2007. Mr. O’Leary is a certified public accountant in the State of New York (currently inactive) and holds an MBA from the Wharton School of the University of Pennsylvania. Mr. O’Leary’s depth of business, operations and financial experience make him an excellent candidate as a member of our Board.

CORPORATE GOVERNANCE

Board of Director Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. The Board of Directors and each Committee of the Board of Directors individually has the authority to retain outside advisers including consultants, accountants and legal counsel as needed.

The current charters of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee may be accessed on the Company’s website at www.kaydon.com. The information contained on Kaydon’s website should not be deemed filed with, and is not incorporated by reference into, this proxy statement or any of Kaydon’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon specifically so provides.

Audit Committee.    Kaydon’s Audit Committee currently consists of four directors: William K. Gerber (Chairman), Patrick P. Coyne, Timothy J. O’Donovan and Mark A. Alexander. All members of the Audit Committee are independent as such term is defined under the current listing standards of the New York Stock Exchange (“NYSE”). The Audit Committee operates pursuant to a written charter which was most recently reviewed and approved by the Audit Committee on February 21, 2012.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s:

•	Financial reporting processes, financial reports and other financial information;

•	Financial statement integrity;

•	Internal and independent audit activities;

•	Compliance with legal and regulatory requirements;

•	System of internal controls; and

•	Independent auditor’s qualifications and independence.

The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and possesses relevant financial management expertise within the listing standards of the NYSE. The Board of Directors has determined that Mr. Gerber is an “audit committee financial expert” as defined in the applicable SEC rules.

Compensation Committee.    Kaydon’s Compensation Committee currently consists of three directors: David A. Brandon (Chairman), Mark A. Alexander and Patrick P. Coyne. All members of the Compensation Committee are independent as such term is defined under the current listing standards of the NYSE. The Compensation Committee operates pursuant to a written charter which was most recently reviewed and approved by the Compensation Committee on February 22, 2012.

The primary function of the Compensation Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s compensation arrangements including:

•	Selection, retention and compensation of elected officers and other key employees;

•	Interpreting and/or amending the Kaydon Corporation 1999 Long Term Stock Incentive Plan (“1999 Stock Plan”);

•	Considering and approving where required, major changes in compensation, benefits and/or retirement plans; and

•	Determining and approving the Chief Executive Officer’s compensation.

The Compensation Committee also reviews the Company’s compensation policies and practices for all employees, including executive officers, to determine whether the Company’s compensation policies and practices pose any risks to the Company that are reasonably likely to have a material adverse effect on the Company.

Corporate Governance and Nominating Committee.    Kaydon’s Corporate Governance and Nominating Committee (“Governance Committee”) currently consists of three directors: Timothy J. O’Donovan (Chairman), William K. Gerber, and David A. Brandon. All members of the Governance Committee are independent as such term is defined under the current listing standards of the NYSE. The Governance Committee operates pursuant to a written charter which was most recently reviewed and approved by the Governance Committee on February 22, 2012.

The primary function of the Governance Committee is to assist the Board of Directors in fulfilling its oversight of the Company’s governance and nominating procedures including:

•	Identifying and recommending nominees for the Company’s Board of Directors;

•	Recommending to stockholders candidates for election or re-election to the Board of Directors at the Annual Meeting;

•	Annually evaluating and reviewing the performance of the Board of Directors;

•	Reviewing and considering succession plans at the Chief Executive Officer and other senior officer levels;

•	Assessing the independence of the members of the Board of Directors and its committees; and

•	Reviewing and monitoring any outside directorship held by senior company officials.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for the 2011 fiscal year were David A. Brandon (Chairman), Mark A. Alexander and Patrick P. Coyne. No member of the Compensation Committee was at any time during fiscal year 2011 or at any other time an officer or employee of Kaydon, and no member had any relationship with Kaydon requiring disclosure as a related-party transaction in the section “Certain Relationships and Related Transactions” of this proxy statement. No executive officer of Kaydon has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during 2011.

Director Candidates Recommended by Stockholders

The Governance Committee considers candidates for Board membership based on recommendations received from Board members, management and stockholders. Prospective nominees are considered based primarily on the need for additional Board members to fill vacancies or expand the size of the Board of Directors and the likelihood that the prospective nominee can satisfy the qualifications and standards established by the Governance Committee. The initial determination will be based on information provided to the Governance Committee with any recommendation made to Kaydon, the Governance Committee’s own knowledge of the prospective candidate, and possible inquiries to persons familiar with the qualifications of the prospective candidate.

If the Governance Committee determines, in consultation with the Board of Directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The Governance Committee evaluates the prospective nominee against the qualifications and standards adopted by the Governance Committee, including:

•	Ability to represent the interests of the stockholders of the Company;

•	Qualities and standards of integrity, commitment and independence of thought and judgment;

•	Independence based upon the standards of the NYSE;

•	Broad range of business experiences consistent with the Company’s diversified businesses;

•	Ability to dedicate sufficient time, energy and attention to service as a director; and

•	Contribution to the range of talent, skill and expertise appropriate for the Board of Directors.

The Governance Committee, in its judgment, also considers such other relevant factors, including the current composition of the Board of Directors, the need for specific functional expertise and the evaluations of other prospective nominees. In addition, in evaluating prospective nominees, the Governance Committee also takes into consideration the diversity of the nominees, including cultural, geographic, gender and ethnic diversity, as well as differences of viewpoint, skills, education, and professional experience. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, the Governance Committee may, but is not required to, utilize third-party firms to assist in the identification and/or screening of prospective candidates.

In connection with this evaluation, the Governance Committee determines whether one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees. After completing this evaluation and interview, the Governance Committee recommends to the full Board of Directors the person(s) to be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

Meeting Attendance

During 2011, Kaydon’s Board of Directors met five times for regular meetings; the Audit Committee met five times (each of the meetings involved the independent auditors); the Compensation Committee met seven times, one of which was a telephonic meeting; and the Governance Committee met five times during the year. The non-employee directors met five times in 2011 without management present. All members of the Board of Directors attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Committees on which they served. The Company’s policy regarding director attendance at the Company’s Annual Meeting of Stockholders is that directors are expected to attend in person, absent compelling business or personal conflicts which prevent attendance. All of the Company’s directors attended the Company’s 2011 Annual Meeting.

Director Independence

During February 2012, the Board of Directors undertook its annual review of director independence based on the listing standards established by the NYSE. Under the NYSE rules, a director qualifies as independent upon the Board of Directors affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Company has adopted categorical standards to assist it in making independence determinations. Under these standards, a director’s independence will not be considered impaired solely as a result of either of the following relationships:

•

If the director is a partner or stockholder or otherwise is an equity-holder of an entity with which the Company does business, so long as purchases or sales of goods and services from or to the Company do not exceed 1% of the annual revenues of the Company or the other entity; or

•

If the director serves as an officer or director of a charitable organization to which the Company makes a donation, so long as the aggregate annual donations by the Company do not exceed 1% of that organization’s annual charitable receipts.

In addition, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. Based on this review, the Board of Directors affirmatively determined that all of the directors are independent of the Company and its management under the NYSE listing standards, except for Mr. O’Leary. Mr. O’Leary is not considered an independent director because he is a senior executive of the Company.

Leadership Structure

The Board has no formal policy with respect to the separation of the offices of the Chairman and the Chief Executive Officer, which offices are currently held by Mr. O’Leary. However, the Board understands that no single leadership model is right for all companies and at all times. Accordingly, the Board regularly reviews its leadership structure, including whether these offices should be separate. The Board has determined that the current structure consisting of combined roles of Chairman and Chief Executive Officer, along with the position of an independent Lead Director, is an effective and appropriate leadership structure for the Company at this time.

The Lead Director chairs the periodic sessions of the Board in which management directors and other members of management are not present, serves as a liaison between members of the Board of Directors and the Chairman and Chief Executive Officer, assists in the development of Board meeting agendas, and provides continuous communication regarding matters of import to the Chairman and Chief Executive Officer. The Lead Director since October 2007 has been Timothy J. O’Donovan. The independent directors routinely meet in executive session. During 2011, the independent directors met in executive session on five occasions.

Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. As a balance, to ensure effective independent oversight, the Board maintains a strong, independent, Lead Director, and ensures that non-management directors meet in executive session after each non-telephonic board meeting. To further ensure effective independent oversight, the Board has adopted, as part of its Corporate Governance Guidelines, several key governance policies, including an annual review, by non-management directors, of the Chief Executive Officer’s performance. In addition, the Governance Committee is required to work with the Chief Executive Officer to ensure that effective plans are in place for both short-term and long-term management succession, and to evaluate potential successors to the Chief Executive Officer.

Risk-Management Oversight

The entire Board and each of its committees are involved in overseeing risks associated with the Company. The Board oversees the management of risks inherent in the operations of the Company’s business segments and the implementation of its strategic plan, using several different levels of review and the involvement of management as appropriate. In reviewing the operations of the Company’s segments, the Board addresses the primary risks associated with each segment and business function. The Board reviews the risks associated with the Company’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of the Company. Further, as part of its general oversight of risk-management, the full Board reviews the various components of the Company’s insurance program on an annual basis, which includes a review of the coverage in the following categories: global property and casualty, general liability, workers’ compensation, directors and officers liability insurance, commercial crime, fiduciary liability, aviation, and umbrella insurance coverage. The Audit Committee monitors the Company’s credit risk, liquidity risk, regulatory risk and operational risk and, in accordance with the provisions of the Audit Committee Charter, regularly reviews and discusses with management the Company’s policies with respect to risk management. In addition, the Audit Committee periodically reviews with management the Company’s policies and practices with respect to legal, regulatory and ethical compliance. The Governance Committee monitors the Company’s governance and succession risk with assistance from outside advisers as appropriate. The Compensation Committee monitors CEO succession and the Company’s compensation policies and related risks, including through periodic reviews with management and outside advisers, as appropriate.

Director Compensation

Directors who are not employees of Kaydon are paid an annual retainer of $35,000 payable in four quarterly installments and meeting fees of $2,500 for attending regular meetings of the Board of Directors; $500 for telephonic meetings of the Board of Directors; and each Committee member, including the Chairman of each Committee, receives $1,000 per Committee meeting for attending meetings of the Audit, Compensation or Governance Committee. The Chairman of the Audit Committee is paid an annual fee of $10,000 and the Chairmen of the Compensation and Governance Committees are each paid an annual fee of $5,000. The Lead Director is paid an annual fee of $20,000 payable in four quarterly installments. These amounts are shown in Table 1 — 2011 Director Compensation (see column “Fees Earned or Paid in Cash”). Directors are also entitled to reimbursement of reasonable travel expenses associated with attending Board and committee meetings. Non-employee directors do not participate in the Company’s health or retirement plans nor does the Company provide separate health or retirement plans for the non-employee directors.

Directors may elect at the beginning of each year to defer payment of their cash fees for that year under the Kaydon Corporation Director Deferred Compensation Plan (“Deferred Compensation Plan”). Deferred compensation may be credited to an interest bearing account or a Kaydon Corporation common stock “phantom stock” account which earns dividends if and when dividends are declared on Kaydon’s common stock. Payment of amounts deferred under the Deferred Compensation Plan commences when a participant ceases to be a director or at a future date elected by the director.

Non-employee directors receive options to purchase shares of common stock and shares of restricted stock pursuant to the Kaydon Corporation 2003 Non-Employee Directors Equity Plan (“2003 Directors Plan”). The 2003 Directors Plan provides that each person who is first appointed as a non-employee director within six months after an Annual Meeting of Stockholders will be granted an option to purchase 5,000 shares of common stock on the date of appointment. The 2003 Directors Plan also provides that on the day after each Annual Meeting of Stockholders, each non-employee director in office on that date will be granted an option to purchase 3,500 shares of common stock and 1,000 shares of restricted stock. Options granted under the 2003 Directors Plan have an exercise price equal to the fair market value per share of common stock of the Company (i.e., the closing price for common stock on the NYSE) on the day of the grant. With respect to options granted prior to May 6, 2008, on each anniversary of the date of grant, an option will become exercisable with respect to 20% of the shares covered by the option, so that on the fifth anniversary of the grant an option will be fully exercisable. With respect to options granted on or after May 6, 2008 under the 2003 Directors Plan, such options will become fully vested and exercisable on the first anniversary of the grant date. All options must be exercised within ten years after the date of grant. With respect to the restricted stock issued under the 2003 Directors Plan prior to May 6, 2008, on each January 5th after such restricted shares were granted, the restrictions will lapse as to 20% of the shares previously granted, so that on the fifth such January 5th following the grant of restricted shares, all shares covered by the grant will be free of restrictions. With respect to restricted stock issued under the 2003 Directors Plan on or after May 6, 2008, all restrictions shall lapse on the January 5th following the grant date for such award. The 2003 Directors Plan expires on April 30, 2013. Under the 2003 Directors Plan, a director who retires on or after his or her 65th birthday retains continuing vesting rights to each grant.

TABLE 1 — 2011 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Mark A. Alexander	$59,500	$37,750	$40,590	$137,840
David A. Brandon	61,000	37,750	40,590	139,340
Patrick P. Coyne(1)	59,500	37,750	40,590	137,840
William K. Gerber	67,500	37,750	40,590	145,840
Timothy J. O’Donovan	82,500	37,750	40,590	160,840

Notes:

(1)	Mr. Coyne elected to defer his 2011 cash compensation under the terms of the Deferred Compensation Plan.

(2)	Each director listed received a restricted stock grant of 1,000 shares on May 5, 2011, which vested on January 5, 2012. Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based upon a per share value of $37.75 on the grant date. The aggregate number of unvested restricted shares granted under the 2003 Directors Plan and outstanding at year-end 2011 for each director was: Mr. Alexander, 1,000 shares, Mr. Brandon, 1,200 shares; Mr. Coyne, 1,000 shares; Mr. Gerber, 1,000 shares; and Mr. O’Donovan, 1,200 shares.

(3)	Each director listed received a stock option grant of 3,500 shares on May 5, 2011, which vests on the first anniversary of the grant date at an exercise price of $37.75 per share. All of the options were granted under the 2003 Directors Plan. Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Please refer to Note 5 to our audited consolidated financial statements for the fiscal year 2011 included in our Annual Report on Form 10-K for the assumptions used to calculate the grant date fair value for option awards provided in the table above. The aggregate number of stock option awards granted under the 2003 Directors Plan and outstanding at year-end 2011 for each director was: Mr. Alexander, 19,000 shares; Mr. Brandon, 28,000 shares; Mr. Coyne, 19,000 shares; Mr. Gerber, 19,000 shares; and Mr. O’Donovan, 26,000 shares.

Communications with Directors

Stockholders and other interested parties may communicate with non-employee directors individually or as a group or with the Board’s Lead Director by submitting comments or questions in writing to the Company’s corporate secretary at the address of our principal executive offices set forth above. The Company’s corporate secretary will forward all such communications to the Lead Director without screening or editing.

PROPOSAL 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

In accordance with its charter, the Audit Committee has selected Ernst & Young LLP, independent registered public accountants, to audit the Company’s consolidated financial statements for the year ending December 31, 2012. Ernst & Young LLP has served as our independent auditors since 2002. The Audit Committee is asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2012.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the stockholders’ best interests.

A member of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement and respond to appropriate questions from stockholders.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of the appointment of Ernst & Young LLP.

The Board of Directors and the Audit Committee recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accountants for Kaydon Corporation for the fiscal year ending December 31, 2012.

Audit Fee Summary

Fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in each of the last two years, in each of the following categories are:

	2011	2010
Audit fees	$826,000	$883,000
Audit-related fees	38,000	45,000
Tax Compliance fees	187,000	93,000
Tax Planning (non-compliance) fees	435,000	342,000
All other fees	0	0

Total fees	$1,486,000	$1,363,000

Total audit, audit-related and tax compliance fees	$1,051,000	$1,021,000

Percent of total fees	70.7%	74.9%

Audit fees include fees associated with the annual audit, reviews of the quarterly reports on Form 10-Q, statutory audits required internationally, comfort letters, when requested, and consents related to filings with the SEC. Audit-related fees principally include accounting consultation related to possible acquisitions and financial reporting standards, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including international tax services.

Auditor Independence

The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Ernst & Young LLP’s independence.

All audit related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Policies and Procedures for the Pre-Approval of Audit and Non-Audit Services provide for pre-approval of audit, audit-related, tax and other services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately pre-approved.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee (“Committee”) with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2011, which include the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2011 and 2010, and related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011, and the notes thereto.

The Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee by Statement on Auditing Standards No. 61 (as amended) as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), rules of the SEC, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters disclosed in the letter from the firm received by the Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements and related schedules and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing by the Company with the SEC. The Committee and the Board of Directors also have recommended, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm.

William K. Gerber (Chairman)

Mark A. Alexander

Patrick P. Coyne

Timothy J. O’Donovan

SECURITY OWNERSHIP OF MANAGEMENT

The following table presents information regarding the beneficial ownership of Kaydon’s common stock by each member of the Board of Directors, by the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group as of March 13, 2012. Except as noted below, each person exercises sole voting and investment power with respect to such shares.

Name	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percentage Owned
Mark A. Alexander	30,964	*
David A. Brandon	37,300	*
Patrick P. Coyne	32,319	*
William K. Gerber	22,500	*
Timothy J. O’Donovan	33,300	*
James O’Leary	574,204	1.8%
Anthony T. Behrman	29,234	*
Debra K. Crane	37,398	*
Peter C. DeChants	108,231	*
Laura M. Kowalchik	9,589	*
All executive officers and directors as a group (10 people)	915,039	2.9%

Notes:

*	Less than one percent.

(1)	Includes (a) restricted shares awarded under the 1999 Stock Plan subject to possible forfeiture (134,000 shares for Mr. O’Leary; 14,700 shares for Mr. Behrman, 21,100 shares for Ms. Crane; 24,200 shares for Mr. DeChants; and 7,900 shares for Ms. Kowalchik, totaling 201,900 shares for the above executive officers of the Company as a group); (b) shares which may be acquired on or before May 12, 2012, upon the exercise of stock options issued under the Company’s stock option plans (18,000 shares for Mr. Alexander; 27,300 shares for Mr. Brandon; 18,000 shares for Mr. Coyne; 18,000 shares for Mr. Gerber; 25,300 shares for Mr. O’Donovan; 325,000 shares for Mr. O’Leary; 7,500 shares for Mr. Behrman; 7,500 shares for Ms. Crane; and 23,000 shares for Mr. DeChants, totaling 469,600 shares for all directors and executive officers of the Company as a group); and (c) phantom shares outstanding under the Deferred Compensation Plan (2,964 shares for Mr. Alexander; and 6,319 shares for Mr. Coyne). Holders have sole voting but no investment power over restricted shares and exercise neither voting nor investment power over unexercised option shares.

PROPOSAL 3:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the related rules of the SEC), we are including in these proxy materials a separate resolution subject to stockholder vote to approve, in a non-binding, advisory vote, the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules.

Results from the 2011 Annual Meeting Non-Binding Vote on Executive Compensation

At our 2011Annual Meeting, the ballot included our first non-binding, advisory vote on the compensation of our NEOs, commonly known as Say on Pay. Of the votes cast, including abstentions and broker non-votes, holders of 60% of the shares considered present or represented at the Annual Meeting and entitled to vote on the proposal voted “FOR” the compensation of the executive officers as disclosed in the “Compensation Discussion and Analysis” section of the Proxy Statement, along with the compensation tables and narrative discussion in the Proxy Statement. The Compensation Committee took into account this result in its consideration of the key components, design, and implementation of our executive compensation programs.

After issuance of our Proxy Statement for the 2011 Annual Meeting, we engaged in an extensive dialogue with most of our large, institutional shareholders to seek their input on the Company’s executive compensation programs as described in our Proxy Statement. Many shareholders offered support for our existing executive compensation programs, as evidenced by the 60% vote in favor. Several shareholders suggested that the Company might consider implementation of performance-based awards to supplement its existing compensation program. A few shareholders admitted they tended to vote in line with the recommendations of certain proxy advisory firms.

Additionally, we reviewed the reports and recommendations of several independent proxy advisory firms. These reports represented divergent views of our Executive Compensation programs, with two recommending votes “FOR” approval of the compensation of our named executive officers. These reports were also considered by our Compensation Committee and Board of Directors and in the Compensation Committee’s discussions with its compensation consultant.

Based on the advisory Say on Pay vote, as well as direct shareholder feedback and the views of independent proxy advisory firms, we concluded that a major revision of the Company’s executive compensation program was not merited. However, the Compensation Committee observed that the addition of performance-based incentive awards would enhance our existing executive compensation programs, and would further align our executive pay practices with shareholders’ interests. Therefore, in February 2012, the Compensation Committee approved three-year performance-based equity awards as an additional component of our long-term compensation program.

The elements of the performance-based equity awards approved by the Compensation Committee in February, 2012 are as follows:

•	Performance-based restricted stock awards vesting upon achievement of earnings performance goal

•	Three-year performance period

•	Earnings performance goal based on growth rate of adjusted earnings per share

•	Awards will be forfeited if vesting does not occur or the employee leaves the company

We believe these changes are responsive to the feedback we received from our shareholders and further enhance the performance orientation of our executive compensation plans.

Compensation Objectives and Philosophy

Stockholders are encouraged to read the Compensation, Discussion and Analysis (CD&A) and other sections of this Proxy Statement, which include discussions of the following:

•

The compensation objectives and philosophy of the Compensation Committee of designing a compensation program that motivates, rewards, attracts and retains the management essential to the continuing success of the Company and that aligns executive compensation with the Company’s objectives, business strategy and financial performance;

•	Advice of an independent third party compensation consultant to the Compensation Committee to assist it in evaluating and establishing its compensation programs;

•	The Company’s practices that align executive compensation with the Company’s objectives, business strategy and financial performance. The practices are discussed in detail in the CD&A and include:

•	A balance of short-term and long-term performance measures;

•	The alignment of the value of long-term equity incentive awards with the Company’s stock price and shareholders’ interests;

•

The use of long-term incentive equity awards to align management’s ultimate compensation value with stock performance. For example, 71% of Mr. O’Leary’s total direct compensation (defined as salary, grant date fair value of equity awards, and bonus) for 2011 is attributable to the grant date fair value of long-term incentive equity awards, the ultimate value of which is dependent upon the Company’s stock performance;

•	The Company’s stock ownership guidelines for directors and executive officers intended to align their interests with the interests of our stockholders;

•

The alignment of our NEO’s non-equity incentive plan compensation amounts with our financial performance. In fiscal year 2011, the Company did not meet its performance target. As a result, no annual incentive bonuses were payable to the NEOs under the Company’s Bonus Program.

The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving their goals. We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a Say on Pay proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby APPROVED.”

The Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis reviews the Company’s and Compensation Committee’s compensation policies and decisions with respect to the Company’s NEOs listed in Table 2 — Summary Compensation.

Executive Summary

2011 Year In Review

2011 was a challenging year as two of our larger markets, military and wind, saw declines driven by macroeconomic and fiscal policy factors. Despite considerable growth in our industrial markets and contributions from the successful Hahn acquisition, the political and fiscal headwinds in the military and wind industries led to a year that was roughly flat after some special costs associated with an ongoing arbitration. While we remain highly confident in the fundamental strengths of our business, our financial results in 2011 had a direct impact on our executive compensation for the year, as summarized below.

•	The CEO’s direct compensation (defined as salary, grant date fair value of equity awards, and bonus) decreased significantly ($2,438,350 in 2011 versus $3,679,198 in 2010)

•	No annual incentive bonuses were paid to the NEOs

•	Value of long-term incentive awards remained relatively flat

•	The CEO’s base salary was not increased this past year, and has not been increased since 2007

•	No pay adjustments have been made to other NEOs since early 2011

•	No discretionary bonuses were paid to the NEOs consistent with prior years

Summary of the Company’s Pay-for-Performance Approach

The following summary highlights our pay-for-performance approach and key compensation programs and provides a brief overview of the factors that we believe are most relevant to stockholders as they consider their votes on Proposal 3 (non-binding vote on executive compensation).

•

Balance of short and long-term performance measures. The Company’s compensation program includes a balance of short-term and long-term performance measures, including an annual cash bonus program tied to achievement of annually established performance measures, as well as long-term equity incentive awards.

•

Cash bonuses are not paid if performance does not meet the criteria established by the Compensation Committee. The annual cash incentive bonus earned by our NEOs is contingent upon attainment of established financial objectives. Our annual cash bonus plan does not provide payment for performance that does not meet the criteria established by the Compensation Committee. In fiscal year 2011, the Company did not meet the performance target. As a result, no annual incentive bonuses were payable to the NEOs.

•

Cash incentives are capped. We limit the potential annual cash incentive amounts that the NEOs may earn for achievement of over 100% of established performance goals to 100% of base annual salary (200% in the case of the CEO).

•

Balance of time horizons for incentives. We have a balance of time horizons for our incentive compensation awards, including the annual cash bonus program, and restricted stock awards that vest over a period of five years from the grant date. In addition, in February 2012, the Compensation Committee awarded three-year performance-based incentive equity awards to NEOs designed to further tie compensation to longer-term sustained performance.

•

Balance of performance measures. We have a balance of performance measures, including EBITDA (used to measure annual performance under our cash bonus plan); and earnings per share, which is the performance measure used in the long-term performance-based incentive awards adopted in February 2012.

•

Long-term equity awards aligned with stock price. The value of long-term equity incentive awards is directly aligned with the Company’s stock price and shareholders’ interests. Seventy-one percent of Mr. O’Leary’s total direct compensation (defined as salary, grant date fair value of equity awards, and bonus) for 2011 is attributable to the grant date fair value of long-term incentive equity awards, the value of which is dependent upon the Company’s stock performance.

•

Stock ownership guidelines align management’s interests with shareholders. The Company’s stock ownership guidelines are further evidence of the Company’s philosophy of furthering shareholder/management alignment. Our NEOs hold seven times their annual salary in Company stock, on average.

•

Independent compensation consultant. An independent compensation consultant, Towers Watson, provides guidance and advice to the Compensation Committee on the development, monitoring and periodic adjustments to the executive compensation program.

Compensation Objectives and Philosophy

The executive compensation program of the Company has been designed to motivate, reward, attract, and retain the management deemed essential to ensure the continuing success of the Company. The program seeks to align executive compensation with the Company’s objectives, business strategy, and financial performance. In applying these principles, the Company seeks to:

•	incent and reward performance that leads to the long-term enhancement of stockholder value;

•	support an environment that rewards performance with respect to Company goals, as well as Company-wide performance;

•	integrate compensation programs with the short and long-term strategic plans of the Company;

•	attract and retain key executives critical to the success of the Company and ensure that the compensation program reflects current labor market and industry conditions; and

•	align the interests of executives with the long-term interests of stockholders through equity award opportunities that can result in ownership of Company stock.

Compensation Program Components

The compensation program of the Company for the Chief Executive Officer and other NEOs is under the direction of the Compensation Committee and is reviewed on a periodic basis to ensure that remuneration levels and benefits are competitive and reasonable using the guidelines described above. The particular elements of the compensation program for the NEOs are set forth in more detail below.

The Compensation Committee seeks to provide salary, incentive compensation opportunity and employee benefits that the Committee believes are competitive and reasonable based on its general business experience. From time to time, the Compensation Committee will use general market survey data to assist it in ensuring that the compensation package provided is competitive. Surveys are also prepared by management and used to periodically ensure that the Company’s compensation program remains competitive. The data utilized by the Compensation Committee may include studies and recommendations of independent outside consultants engaged from time to time by the Committee. In making decisions as to base salaries and other compensation of the Company’s NEOs, the Compensation Committee does not engage in benchmarking by using specific compensation data of other companies as a reference point. To ensure that the total compensation package offered to NEOs is competitive and appropriate for the Company’s financial position, the Compensation Committee periodically reviews the total compensation of each NEO, including the value of prior stock awards and value accruing under the Company’s benefit plans. Such total compensation value is assessed in determining the relative mix of compensation for each NEO and any adjustment to base salary or other elements of compensation going forward.

With the exception of the Supplemental Executive Retirement Plan (“SERP”), Mr. O’Leary, our Chief Executive Officer, receives the same types of compensation as our other NEOs. Differences in amounts of each type of compensation he receives compared to other NEOs are a product of several factors. As President and Chief Executive Officer, Mr. O’Leary has the most significant potential to make, and has made, the greatest impact on our business and financial results. Mr. O’Leary’s compensation package is also intended to compensate him for his additional duties as Chairman of our Board of Directors. The Company’s employment agreement with Mr. O’Leary establishes both his minimum level of base salary and his right to participate in the SERP. The Compensation Committee also considers general market survey data, including data compiled by third party data providers, including data provided in 2011 by Towers Watson as described below, for others who have responsibilities comparable to Mr. O’Leary’s and the Company’s other NEOs, and, based on such data, has concluded that the compensation paid to all such individuals is market competitive and that Mr. O’Leary’s overall level of compensation, as well as the amount of each component is appropriate. Any disparity between Mr. O’Leary’s compensation and the other NEOs was deemed consistent with the market data reviewed and was determined appropriate based on the factors described above.

The mix of the key compensation elements for the CEO is shown below. The chart outlines the size, in percentage terms, of each element of targeted compensation during 2011. The lighter shaded section of the chart reflects the “at-risk” or performance based components of compensation (e.g. 71% of the CEO’s compensation is at risk).

Base Salaries

We utilize base salary as the primary means of providing compensation for performing the essential elements of an executive’s job. Base salaries for NEOs are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to salaries we pay to individuals with comparable levels of responsibilities and experience and salaries paid to others with comparable levels of responsibility and experience at similarly sized manufacturers in similar industries based on available competitive market data. We also negotiate base salary levels for new executives as part of their overall compensation package. In evaluating these factors, we also consider the other elements of compensation a new executive will be eligible to receive in addition to base salary, including awards under our annual cash incentive plan, long-term incentive compensation such as restricted stock and stock options, and the value of participation in our employee benefit plans and programs. The Compensation Committee believes this evaluation of all compensation elements is the best way to attract and retain executives and to motivate and align them with the Company’s short- and long-term goals. While the Compensation Committee considers each of the elements listed above in setting or approving an executive’s initial base salary, there is no formal weighting given to the various elements. In the context of the overall compensation package we offer, we believe that our base salaries and target levels for other elements of compensation are set at levels that allow us to attract and retain executives in a competitive market.

The base salaries for 2010, 2011, and 2012 for all NEOs are summarized in the table below. Mr. O’Leary’s base salary has not been adjusted since joining the Company as CEO in 2007.

Executive Officer	2010 Base Salary		2011 Base Salary	2012 Base Salary
James O’Leary	$700,000		$700,000	$700,000
Peter DeChants	285,000		285,000	285,000
Anthony Behrman	200,000		205,000	205,000
Debra Crane	225,000		235,000	235,000
Laura Kowalchik	230,000	*	230,000	230,000
	*annualized

The salaries of the NEOs are reviewed annually by the Compensation Committee for adjustment. When making changes to base salaries of our executive officers, the Compensation Committee considers survey data and salaries paid in similarly sized manufacturers in similar industries, including information provided by Towers Watson in 2011, as well as a variety of other factors, including the Company’s past financial performance and future expected performance, the performance of the executives, changes in the executives’ responsibilities, the Chief Executive Officer’s recommendations and cost-of-living and other local geographic considerations, where applicable. The Company does not tie salary changes to the achievement of specific financial performance objectives, as significant portions of the NEOs’ total compensation — i.e., bonuses and equity compensation — are already based on such objectives. The Compensation Committee does not assign specific weightings to each factor it considers. In setting each NEO’s salary for the coming fiscal year, the Compensation Committee also weighs heavily whether it subjectively believes that such executive has done a good job in the prior year. In years in which a NEO is promoted or given additional responsibilities, such facts are considered in determining such NEO’s base salary. No changes were made to any NEO’s base salary for 2012.

Annual Incentives

In 2005, the non-employee directors of the Board adopted the Kaydon Corporation Executive Management Bonus Program (“Bonus Program”) designed to provide cash bonus compensation to designated employees if the Company’s financial goals are achieved. Following the Company’s annual/strategic planning process, the Compensation Committee approves an Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) performance goal for the Company for the upcoming fiscal year for use under the Bonus Program. EBITDA was selected as the appropriate financial measure because the Company considers this non-GAAP measure to be an important indicator of the Company’s core operating earnings before non-cash accounting effects. (EBITDA, as defined by the Company, equals net income plus depreciation and amortization, less net interest income, plus income tax expense, plus non-cash stock-based compensation.)

Under the Bonus Program the formula for the payment of bonuses upon achievement of performance targets based on target EBITDA for fiscal year 2011 and thereafter is determined by the Compensation Committee each fiscal year upon its determination of target EBITDA under the Bonus Program. The formula for fiscal year 2011 provided designated executive officers, including Messrs. O’Leary, Behrman, and DeChants and Ms. Crane, with an opportunity to receive cash bonuses of up to 60% (100% in the case of the CEO) of their base annual salary if 100% of the Company’s EBITDA performance goal was achieved, prorated for each percentage that EBITDA exceeds 90% of the performance goal. No bonus would be earned if achievement was 90% or less of the performance goal, and up to 100% of the individual’s base salary (200% in the case of the CEO) would be earned if the Company achieved EBITDA greater than 100% of the performance goal, prorated for each percentage that EBITDA exceeds 100% and up to 110% of the performance goal. An individual may not earn a bonus of more than 100% (200% in the case of the CEO) of their base annual salary. In February 2011, the Compensation Committee and the Board of Directors approved a target EBITDA, as adjusted, of $124.2 million, under the Bonus Program for fiscal year 2011 based on the prior year’s financial performance, as well as projections for the coming fiscal year. The Compensation Committee and the Board of Directors believe the 2011 EBITDA target was appropriately challenging to achieve and yet provided appropriate incentive for performance, in that it required significantly improved financial performance compared to 2010.

For fiscal year 2011, the Compensation Committee determined that the Company’s EBITDA target had not been achieved at the minimum 90% level. As a result, no annual incentive bonuses were payable to the NEOs under the Bonus Program. The Company does not publicly disclose its EBITDA performance target for its current fiscal year, as this information is highly confidential and disclosure would cause competitive harm.

Ms. Kowalchik is not a designated participant in the Bonus Program. However, Ms. Kowalchik is eligible for a bonus based on achievement of EBITDA performance goals established under the Bonus Program. Ms. Kowalchik’s potential bonus for 2011 was 30% of her base annual salary, if 100% of the Company’s EBITDA performance goal was achieved, and up to 50% of her annual base salary if the Company achieved EBITDA greater than 100% of the performance goal. Ms. Kowalchik did not receive an annual incentive bonus for 2011.

Pursuant to the Bonus Program, the Compensation Committee may also grant a discretionary cash bonus of up to 25% of the individual’s base salary which could be awarded in addition to the EBITDA-based bonus, if any, determined pursuant to the Bonus Program formula. The Compensation Committee believes that the discretionary element of the Bonus Program is important in that it provides the Committee with the ability to provide appropriate compensation to individual high performers in years when the Company’s financial performance does not result in sufficient rewards in order to retain these performers. The Compensation Committee made no discretionary cash bonus awards to NEOs for fiscal year 2011.

Long-Term Equity Incentive Program

The stockholder-approved 1999 Stock Plan provides for the grant of stock options, restricted stock awards and other types of equity awards for executive officers (including NEOs), and other key managers and selected employees. The objectives of the 1999 Stock Plan are to align management and stockholder interests by creating a strong and direct long-term relationship between executive compensation and stockholder returns. The Compensation Committee believes that by providing those individuals who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company common stock, the best interests of stockholders, executive officers and key managers are more closely aligned. The Compensation Committee follows a long-standing practice of approving bonus, restricted stock and stock option awards during the first quarter of each fiscal year, based on the previous year’s performance. The Compensation Committee generally provides that equity incentive awards vest over periods of five years which furthers the long-term goals of these awards, promotes retention and spreads compensation expense over a longer period.

In setting the form and level of equity grants for NEOs, the Compensation Committee considers a variety of factors including:

•	market competitive levels of total compensation;

•	market competitive levels of equity-based compensation;

•	the overall mix of cash and equity-based compensation for the fiscal year;

•	the Company’s recent performance and trends;

•	the executive’s recent performance and potential future contributions;

•	the retention strength of previously granted outstanding awards, including their current and anticipated value;

•	the resulting availability of shares under shareholder approved equity plans; and

•	the resulting cost to the Company.

In considering these factors in 2011, the Compensation Committee awarded restricted stock in order to:

•	reflect competitive market practices;

•	retain a strong performance orientation and direct shareholder alignment;

•	improve the retention strength of the program; and

•	align cost to the Company and participant value.

In considering grant levels for NEOs, the Compensation Committee established award levels based on its deliberations, independent reviews, knowledge and compensation surveys and targeted total compensation for each NEO. The level of grants to each NEO was based upon the seniority and contribution of the NEO for the current period. The factors relating to the level of equity awards received by Mr. O’Leary were the same factors considered for other executive officers. The aggregate size of the grant to him resulted from the same considerations discussed above under Compensation Program Components. There is no exact formula or weighting applied to any of the factors considered as changing business conditions, competitive market practices and regulations necessitate differing priorities over time to maximize effectiveness while minimizing cost and dilution.

In fiscal year 2011, the Company granted restricted stock awards to Messrs. O’Leary, Behrman, DeChants, and Ms. Crane. See Table 3 — Grants of Plan-Based Awards for more detailed information regarding the equity incentive awards made in fiscal year 2011. The awards to Messrs. O’Leary, Behrman and DeChants and Ms. Crane, were based on performance during 2010.

As discussed above with respect to results from the 2011 Say on Pay vote, in addition to considering the continuation of time vesting equity grants under the 1999 Stock Plan, in February 2012, the Compensation Committee approved the grant of three-year performance-based equity awards to its NEOs. The performance-based awards are in the form of restricted stock awards that provide for vesting upon achievement of an earnings performance goal, over a three year performance period. On the grant date, NEOs received a grant of restricted shares equal to a target award amount that will vest upon 100% achievement of the performance goal. Partial vesting of a minimum of 50% of the target shares will occur in the case of achievement of 50% of the performance goal, and at 150% achievement of the performance goal a maximum award equal to 200% of the target award will vest. If the Company achieves less than 50% of the performance goal, all awarded shares will be forfeited. Vesting will accelerate as to a portion of the restricted shares under certain circumstances upon the death, disability or retirement at or after age 65 of the holder. Awards will otherwise be forfeited if vesting does not occur or the employee leaves the Company. Awards will be fully vested upon a change in control as required by the 1999 Stock Plan. NEOs of the Company received the following performance based restricted stock awards:

Officers	Number of Performance Based Restricted Shares (Target Award)
James O. Leary, Chief Executive Officer	18,000
Anthony T. Behrman, Vice President – Human Resources	2,000
Debra K. Crane, Vice President, General Counsel and Secretary	3,000
Laura M. Kowalchik, Vice President, Controller and Chief Accounting Officer	2,000

While the Compensation Committee believes that time based equity awards provide an important incentive to management and provide a performance element within the compensation program, the Committee determined that the additional award of performance based equity awards would enhance the correlation of equity compensation to performance. By choosing a three year performance period, this type of equity award also has a longer term element than one year grants that are based on performance in the previous fiscal year.

Other Compensation

The Company pays for each NEO’s parking expenses at Company headquarters in Ann Arbor; health care costs not covered under the basic health care plan for certain NEOs; certain air travel club membership fees; and certain memberships in professional organizations if deemed supportive of the Company’s business. The aggregate amount of this compensation does not exceed $10,000 for any of our NEOs. In addition, the Company pays a life insurance premium for Mr. O’Leary as required by his employment agreement.

Retirement Plan and Supplemental Executive Retirement Plan

The Company maintains the Retirement Plan (“Retirement Plan”), a non-contributory defined benefit retirement plan for certain of the Company’s and U.S. Subsidiaries’ salaried and hourly employees, including certain NEOs. The Company also maintains the SERP. The SERP is a nonqualified supplemental pension plan that provides pension benefits in excess of those provided by the Retirement Plan discussed above. Mr. O’Leary is currently the only NEO participating in the SERP. Both the Retirement Plan and the SERP are closed for new participants, effective for employees hired on or after March 15, 2009.

The increase in the net present value of the Retirement Plan and SERP benefits for Mr. O’Leary in 2011 is attributable to a number of factors resulting from the application of the plan benefit formula and recent market driven changes to interest rates and mortality tables. The plan uses the highest consecutive three year average pay (out of the last ten). Mr. O’Leary’s average pay increased from $981,947 to $1,268,108 due to non-equity incentive plan compensation earned in 2010, which accounted for an increase of $937,554 in the net present value of the SERP. Years of service increased from 17.666 to 19.666 as of year-end 2011 contributing $533,255 to the increase in net present value. Finally, other actuarially determined factors changed, including the discount rate and updated mortality assumptions, increasing the net present value by $537,235. No additional benefits under the Retirement Plan or the SERP were awarded or changed. Notwithstanding that there were no such changes, the overall cumulative effects of the above-referenced factors had a distortive effect on pension values for 2011.

For further information regarding the Retirement Plan and SERP, see Table 6 — Pension Benefits.

Actions Regarding Executive Compensation Taken After End of Fiscal Year 2011

This section provides a summary of the compensation-related decisions and actions that were taken after the end of fiscal year 2011. The Compensation Committee follows a long-standing practice of approving bonus and equity awards during the first quarter of each fiscal year, based on the previous year’s performance.

As noted above, the Compensation Committee approved the grant of performance based restricted shares to NEOs in February 2012 in order to further tie equity compensation to the performance of the Company over a longer period of time.

On February 22, 2012, the Compensation Committee met and approved the grant of non-qualified options to acquire Kaydon common stock under its 1999 Stock Plan to the NEOs in the following amounts: Mr. O’Leary (50,000 options); Mr. Behrman (6,000 options); Ms. Crane (9,000 options); and Ms. Kowalchik (6,000 options). The options vest over five years.

In addition, the Compensation Committee approved the following restricted stock awards under the 1999 Stock Plan to the NEOs in the following amounts: Mr. O’Leary (18,000 shares); Mr. Behrman (2,000 shares); Ms. Crane (3,000 shares); and Ms. Kowalchik (2,000 shares). The restricted stock awards vest over five years.

In February 2012, the Compensation Committee determined that for fiscal year 2012 it would use the same formula used in fiscal year 2011 under the Company’s Bonus Program providing designated senior employees, including Messrs. O’Leary, Behrman, DeChants, and Ms. Crane, with the opportunity to receive cash bonuses if the EBITDA performance goal established under program is met. Ms. Kowalchik is not a designated participant in the Bonus Program but is eligible for a bonus based on achievement of EBITDA performance goals on the same basis as she was in fiscal year 2011.

Role of Compensation Consultant

During fiscal year 2011, the Compensation Committee engaged Towers Watson to assess and review the Company’s executive compensation program, and to assist the Committee in evaluating compensation for its NEOs. Towers Watson’s report to the Committee indicated that it considered several published compensation surveys for market data and that it used the 2011 Towers Watson U.S. CSR General Industry Executive Database and the 2011 Mercer U.S. Benchmark Database — Executive as the sources from which it gathered market compensation data. The information reported to the Committee based on these surveys was broad-based, anonymous compensation data for five executive positions. The market based information provided by Towers Watson was only one of many factors considered by the Compensation Committee when making pay determinations, and the Compensation Committee did not benchmark or target a precise percentile or pay level relative to this information or any market information. Towers Watson is engaged by and reports directly to the Compensation Committee.

In addition to the compensation consulting services provided by Towers Watson directly to our Compensation Committee in fiscal year 2011, Towers Watson received commissions for services provided in connection with the Company’s group and health care plans in the amount of $159,046, of which a total of $137,878 was paid directly from the respective group and health care plans. They received aggregate compensation of $35,027 for their work with the Compensation Committee, and they received $1,500 for other services provided in connection with the Company’s benefit plans. For services provided for the Company’s benefit plans, Towers Watson was engaged by the Company at management’s recommendation with the approval of the Compensation Committee. The Compensation Committee does not believe that Towers Watson’s independence was affected by the additional services provided by the firm to the Company.

Role of Management and the NEOs in Determining Executive Compensation

In setting compensation each year, the Compensation Committee consults with certain members of the executive management team, including the Chief Executive Officer. The executive management team assists the Compensation Committee in evaluating business results, current pay practices of similarly-situated employers, compensation trends, and relevant market data provided in compensation surveys and/or provided by compensation consultants, if any. At the request of the Compensation Committee, the Chief Executive Officer and other executive officers also assist in assessing the individual performance of each NEO, including for purposes of promotion, changes to compensation and the setting of future goals.

At the request of the Compensation Committee, the Company’s Chief Executive Officer makes recommendations to the Compensation Committee concerning the compensation of the NEOs, other than him. When determining compensation levels, the Compensation Committee considers these recommendations but also conducts its own evaluation of overall Company performance, each individual’s scope of responsibility, relevant career experience, and past and future contributions to the Company’s success, and competitive compensation data comparing our compensation levels against available market data. In evaluating these factors, the Compensation Committee has access to all of the performance and experience data compiled by management that is applicable to each of our NEOs. The Compensation Committee also has access to the Company’s human resources staff to assist it with the gathering and evaluation of these data points. The Compensation Committee does not base its considerations on any single one of these factors nor does it specifically assign relative weights to these factors. In many instances, judgments based on qualitative factors necessarily involve a subjective assessment by the Compensation Committee. Generally, the Compensation Committee approves compensation for each fiscal year in February of such year. Equity awards, if any, are also granted with Compensation Committee approval at that time.

Executive Agreements

The Company is party to an employment agreement with Mr. O’Leary and to change-in-control compensation agreements (“CICC Agreements”) with Messrs. Behrman and DeChants and Ms. Crane and Ms. Kowalchik. See Table 7 — Potential Payments upon Change-in-Control or Termination and “CEO Employment Agreement” for additional information regarding the terms of these agreements.

The terms of Mr. O’Leary’s agreement were derived through arms-length negotiations with him to recruit him from his then current position and to provide a replacement for elements of compensation he was then receiving consistent with the Company’s compensation philosophy. The basic terms of this agreement were negotiated and the contract was executed in March 2007. The NEOs subject to CICC Agreements would likely be among those executives involved in due diligence decisions regarding and/or successful implementation of acquisition activity and at risk for job loss if a change-in-control occurs and are intended to encourage management to remain with the Company and to continue to devote full attention to Kaydon’s business during any potential change-in-control activity. The CICC Agreements require a double trigger of both commencement of an effort to effect a change-in-control and a qualifying termination of employment for the payment of termination benefits, designed to protect the executive from unexpected job loss precipitated by a change-in-control, while preventing excessive benefit from a change-in control where a job loss does not occur.

Impact of Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly held companies for certain compensation paid to the NEOs to the extent that the compensation exceeds $1 million per year unless such compensation is pursuant to qualifying performance-based plans approved by stockholders of the Company. Compensation as defined includes, among other things, base salary, incentive compensation and restricted stock, and other transactions under the 1999 Stock Plan.

The Compensation Committee establishes individual executive compensation based primarily upon the Company’s performance and competitive considerations. As a result, executive compensation may exceed $1 million in a given year. The Compensation Committee will continue to consider ways to maximize deductibility of executive compensation to the extent reasonably practicable, while retaining the discretion the Compensation Committee deems necessary to compensate NEOs in a manner commensurate with the performance of Kaydon, the competitive environment, and the best interests of the Company and its stockholders. While the newly granted performance based restricted shares are based on Company performance, they do not qualify for exemption under 162(m) currently because of the structure of the 1999 Stock Plan and stockholder approval requirements of 162(m). The Compensation Committee will continue to consider whether it is appropriate to take steps necessary to cause future performance based stock awards to qualify for exemption under Section 162(m).

Likewise, in setting compensation, the Compensation Committee considers ways to minimize the adverse tax consequences from the impact of Section 409A of the Internal Revenue Code. If an executive is entitled to nonqualified deferred compensation benefits, as defined by and subject to Section 409A, and such benefits do not comply with Section 409A, the executive would be subject to adverse tax treatment (including accelerated income recognition in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax. Kaydon’s compensation plans and programs are, in general, designed to comply with the requirements of Section 409A so as to avoid possible adverse tax consequences that may apply.

Stock Ownership Guidelines for Directors and Executive Officers

In 2009, the Company adopted stock ownership guidelines (the “Guidelines”) for directors and designated senior employees, including executive officers. The Guidelines are intended to further align senior employees’ economic interests with those of the Company’s shareholders. According to the Guidelines, senior employees are expected not only to receive equity-based compensation, but also to maintain a significant long-term equity interest in the Company. Under these Guidelines, it is recommended that the Chief Executive Officer hold (vested and unvested) equity interests of the Company at a target level equal to five times his annual salary, and it is recommended that other executive officers hold (vested and unvested) equity interests of the Company equal to three times his or her annual base salary. Non-employee directors are expected to hold equity interests of the Company at a target level equal to a value of five times the then current annual cash retainer for serving on the Board. Individuals subject to these Guidelines are expected to make substantial progress toward compliance with the Guidelines, with a goal of reaching full compliance within five years after first becoming subject to the Guidelines.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, the members of the Compensation Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

David A. Brandon (Chairman)

Mark A. Alexander

Patrick P. Coyne

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

As part of its oversight of the Company’s executive compensation, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by awards under this program, on the Company’s risk profile. In addition, the Committee reviews all of the Company’s compensation policies and procedures, including the incentives they create, and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. In conducting this review, the Committee also reviews the compensation program for any design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

•	too much focus on equity

•	compensation mix overly weighted toward annual incentives

•	highly leveraged payout curves and uncapped payouts

•	unreasonable goals and thresholds

•	steep payout cliffs at performance levels that may encourage short-term business decisions to meet payout thresholds.

After conducting this review, we determined that our compensation program, policies and procedures are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee noted several design features that reduce the likelihood of excessive risk taking:

•	the Company’s program and policies are designed to provide a balanced mix of cash and equity, annual and longer-term incentives

•	maximum payout levels for bonuses are capped by the Committee

•	the Committee has downward discretion over incentive program payouts

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation

•	equity ownership guidelines discourage excessive risk taking

•

the cash bonus program uses EBITDA as the performance measure for determining incentive payouts, which encourages executives to take a balanced approach focused on corporate profitability, rather than other measures, such as revenue targets, which may incentivize executives to drive sales levels without regard to cost structure

•	compliance and ethical behaviors are integral factors considered in all performance evaluations.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following tables, narratives and footnotes describe the total compensation and benefits for Kaydon’s Named Executive Officers for fiscal years 2011, 2010, and 2009.

TABLE 2 — SUMMARY COMPENSATION

Table 2 sets forth a summary of all forms of compensation accrued by Kaydon for financial reporting purposes with respect to fiscal years 2011, 2010, and 2009 for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as such at the end of the year (“Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(2)(6)	Total ($)
James O’Leary	2011	$700,000	$1,738,350	0	0	$2,253,340	$4,340	$4,696,030
President, Chief	2010	700,000	1,214,500	$364,698	$1,400,000	$327,152	4,340	4,010,690
Executive Officer and	2009	726,923	1,017,200	216,724	0	39,469	6,247	2,006,563
Chairman of the Board

Peter C. DeChants	2011	285,000	424,930	0	0	85,145	—	795,075
Senior Vice President, Chief Financial Officer	2010	285,000	520,500	156,299	285,000	51,067	—	1,297,866
and Treasurer	2009	295,962	317,875	108,362	0	36,528	3,407	762,134

Anthony T. Behrman	2011	204,231	154,520	0	0	27,838	—	386,589
Vice President — Human	2010	200,000	260,250	78,150	200,000	15,474	—	753,874
Resources	2009	207,692	127,150	54,181	0	10,585	4,209	403,817

Debra K. Crane	2011	233,462	309,040	0	0	42,845	—	585,347
Vice President, General	2010	221,154	260,250	78,150	225,000	26,896	—	811,450
Counsel & Secretary	2009	207,692	203,440	54,181	0	19,581	255,281	740,175

Laura M. Kowalchik	2011	230,000	0	0	0	0	7,350	237,350
Vice President, Controller	2010	40,692	226,655	0	112,500	0	—	379,847
and Chief Accounting Officer	2009	0	0	0	0	0	0	0

Notes:

(1)	Amounts reflect actual pay received in 2011, 2010, and 2009, or such shorter period as the officer has been in such position. Includes amounts contributed by the officer into the Company’s 401(k) plan.

(2)	During 2011, 2010, and 2009 no discretionary bonuses were awarded.

(3)	Amounts shown are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Please refer to Note 5 to our audited consolidated financial statements for fiscal year 2011 included in our Annual Report on Form 10-K for the assumptions used to calculate such values. Mr. O’Leary’s 2009 option award value is based upon an award of 30,000 options, reflecting the voluntary cancellation of 20,000 options awarded in February 2009 which exceeded the 1999 Stock Plan’s authorized limits.

(4)	For presentation purposes, any non-equity incentive compensation, including under the Bonus Program, is shown in the fiscal year when the relevant performance measures are satisfied, although it is generally paid the following year.

(5)

The increase in the net present value of the Retirement Plan and SERP benefits for Mr. O’Leary in 2011 is attributable to a number of factors resulting from the application of the plan benefit formula and recent market driven changes to interest rates and mortality tables. The plan uses the highest consecutive three year average pay (out of the last ten). Mr. O’Leary’s average pay increased from $981,947 to $1,268,108, due to non-equity incentive plan compensation earned in 2010, which accounted for an increase of $937,554 in the net present value of the SERP. Years of service increased from 17.666 to 19.666 as of year-end 2011 contributing $533,255 to the increase in net present value. Finally, other actuarially determined factors changed, including the discount rate and updated mortality assumptions, increasing the net present value by $537,235. No additional benefits under the Retirement Plan or the SERP were awarded or changed. Notwithstanding that there were no such changes, the overall cumulative effects of the above-referenced factors had a distortive effect on pension values for 2011. There are no amounts related to Nonqualified Deferred Compensation Earnings for any NEO for 2011, 2010, or 2009.

(6)	Amount for Mr. O’Leary in 2011 reflects payment of Mr. O’Leary’s life insurance premium per his employment agreement. The amount for Ms. Kowalchik in 2011 reflects payment of the Company’s 401(k) Plan matching contribution. All other perquisites and other personal benefits paid to each NEO in 2011 aggregated less than $10,000 per person.

TABLE 3 — GRANTS OF PLAN-BASED AWARDS

Table 3 sets forth information about awards made to the NEOs during 2011 under the 1999 Stock Plan and the Bonus Program. The non-equity incentive plan awards consist of cash incentive bonuses contingent upon the achievement of Company earnings targets. The stock based awards consist of shares of restricted stock and stock options that vest ratably in installments over a five-year period. See “Compensation Discussion and Analysis — Annual Incentives and — Long-Term Equity Incentive Program”.

	Grant Date of Stock Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
		Threshold	Target	Maximum
Name		($)	($)	($)
James O’Leary	2/23/11				45,000			$1,738,350
		$46,900	$700,000	$1,400,000

Peter C. DeChants	2/23/11				11,000			424,930
		11,400	171,000	285,000

Anthony T. Behrman	2/23/11				4,000			154,520
		8,200	123,000	205,000

Debra K. Crane	2/23/11				8,000			309,040
		9,400	141,000	235,000

Laura M. Kowalchik	n/a							n/a
		4,600	69,000	115,000

Notes:

(1)	Amounts shown in the table represent potential amounts that could be earned based on achieving 91%, 100% and 110% of the EBITDA target set by the Compensation Committee for fiscal year 2011 under the Bonus Program. Actual amounts paid, if any, are disclosed and reported in Table 2 — Summary Compensation as Non-Equity Incentive Plan Compensation.

(2)	The assumptions used to calculate these amounts are included in Note 5 to our audited consolidated financial statements for the fiscal year 2011 included in our Annual Report on Form 10-K.

TABLE 4 — OUTSTANDING EQUITY AWARDS AT YEAR-END

Table 4 sets forth information concerning all restricted stock and option awards made to the NEOs which were outstanding as of December 31, 2011. The market value of shares presented in this table is based on the year end closing price of Kaydon stock as quoted by the New York Stock Exchange ($30.50).

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
J. O’Leary	3,500	0		$27.35	5/6/15	127,000	$3,873,500
	3,500	0		41.59	5/13/16
	200,000	50,000		43.03	3/23/17
	27,000	18,000		42.46	2/14/18
	12,000	18,000		25.43	2/19/19
	7,000	28,000		34.70	2/23/20

P. DeChants	6,000	4,000		42.46	2/14/18	35,300	1,076,650
	6,000	9,000		25.43	2/19/19
	3,000	12,000		34.70	2/23/20

A. Behrman	3,000	4,500		25.43	2/19/19	15,000	457,500
	1,500	6,000		34.70	2/23/20

D. Crane	3,000	4,500		25.43	2/19/19	20,800	634,400
	1,500	6,000		34.70	2/23/20

L. Kowalchik	—	—		—	—	5,200	158,600

Notes:

(1)	Vesting dates of unvested option awards are:

Mr. O’Leary:	9,000 shares on 2/14/12; 6,000 shares on 2/19/12; 7,000 shares on 2/23/12; 50,000 shares on 3/23/12; 9,000 shares on 2/14/13; 6,000 shares on 2/19/13; 7,000 shares on 2/23/13; 6,000 shares on 2/19/14; 7,000 shares on 2/23/14; and 7,000 shares on 2/23/15.

Mr. DeChants:	2,000 shares on 2/14/12; 3,000 shares on 2/19/12; 3,000 shares on 2/23/12; 2,000 shares on 2/14/13; 3,000 on 2/19/13; 3,000 on 2/23/13; 3,000 on 2/19/14; 3,000 on 2/23/14; and 3,000 on 2/23/15.

Mr. Behrman:	1,500 shares on 2/19/12; 1,500 shares on 2/23/12; 1,500 shares on 2/19/13; 1,500 shares on 2/23/13; 1,500 shares on 2/19/14; 1,500 shares on 2/23/14; and 1,500 shares on 2/23/15.

Ms. Crane:	1,500 shares on 2/19/12; 1,500 shares on 2/23/12; 1,500 shares on 2/19/13; 1,500 shares on 2/23/13; 1,500 shares on 2/19/14; 1,500 shares on 2/23/14; and 1,500 shares on 2/23/15.

(2)	Vesting dates of unvested restricted stock awards are:

Mr. O’Leary:	29,000 shares on 1/5/12; 20,000 shares on 3/23/12; 29,000 shares on 1/5/13; 24,000 shares on 1/5/14; 16,000 shares on 1/5/15; and 9,000 shares on 1/5/16.

Mr. DeChants:	11,100 shares on 1/5/12; 9,100 shares on 1/5/13; 7,700 shares on 1/5/14; 5,200 shares on 1/5/15; and 2,200 shares on 1/5/16.

Mr. Behrman:	4,300 shares on 1/5/12; 4,300 shares on 1/15/13; 3,300 shares on 1/5/14; 2,300 shares on 1/5/15; and 800 shares on 1/5/16.

Ms. Crane:	5,700 shares on 1/5/12; 5,700 shares on 1/5/13; 4,700 shares on 1/5/14; 3,100 shares on 1/5/15; and 1,600 shares on 1/5/16.

Ms. Kowalchik:	1,300 shares on 1/5/12; 1,300 shares on 1/5/13; 1,300 shares on 1/5/14; and 1,300 shares on 1/5/15.

TABLE 5 — OPTION EXERCISES AND STOCK AWARDS VESTED DURING 2011

Table 5 sets forth information concerning the number of shares of restricted stock awarded in prior years to the NEOs with respect to which restrictions lapsed during the year 2011, and the value of such shares at the time that such restrictions lapsed. No NEO exercised any stock options during 2011.

	Stock awards
Name	Number of Shares acquired On Vesting (#)	Value Realized On Vesting ($)(1)
James O’Leary	40,200	$1,564,914
Peter C. DeChants	10,900	431,313
Anthony T. Behrman	3,500	138,495
Debra K. Crane	4,100	162,237
Laura M. Kowalchik	1,300	51,441

Notes:

(1)	Based on the closing price ($38.28) of Kaydon stock on the NYSE on 3/23/11, the vesting date with respect to 20,000 shares granted to Mr. O’Leary; and based on the closing price ($39.57) of Kaydon stock on the NYSE on 1/5/11, the vesting date for all other stock awards.

TABLE 6 — PENSION BENEFITS

Table 6 sets forth for each NEO the actuarial present value of the NEO’s accumulated benefit under the Retirement Plan and the SERP, computed as of December 31, 2011. The present value of accumulated benefits is based on each NEO’s number of Years of Credited Service (as defined and calculated under that plan). The assumptions used to determine the present value of accumulated benefits are shown below. The Company also provides employees with the opportunity to defer income pursuant to the Kaydon Corporation Employee Stock Ownership and Thrift Plan, a defined contribution 401(k) plan. As a non-participant in the Retirement Plan, Ms. Kowalchik is the only NEO eligible to receive matching or profit sharing contributions under this 401(k) plan. Kaydon provided matching contributions to Ms. Kowalchik under this 401(k) plan in the amount of $7,350 during 2011. As participants in the Retirement Plan, Messrs. O’Leary, DeChants and Behrman and Ms. Crane are ineligible to receive matching contributions under the 401(k) plan. The Retirement Plan and SERP are the only plans that provide monthly payment of benefits at retirement to the NEOs.

The assumptions used to determine the present value of accumulated benefits are the following: The discount rate for the Retirement Plan is 5.13% and the discount rate for the SERP is 5.05% for December 31, 2011 calculations; each NEO will retire at age 65 (in fact, or based on a deemed age at hire); and their life expectancy is based on the IRS “2012 Static Mortality Table for Non-Annuitants”.

Executive Officer Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year ($)
James O’Leary	Retirement Plan	4.833	$88,616	$0
	SERP(1)	19.666	6,027,977	0
Peter C. DeChants	Retirement Plan	9.333	289,738	0
	SERP	n/a	0	0
Anthony T. Behrman	Retirement Plan	4.083	63,851	0
	SERP	n/a	0	0
Debra K. Crane	Retirement Plan	4.000	105,368	0
	SERP	n/a	0	0
Laura M. Kowalchik	Retirement Plan	n/a	0	0
	SERP	n/a	0	0

Notes:

(1)	Mr. O’Leary is entitled to additional Credited Service under the SERP equal to the amount of Credited Service earned under the Retirement Plan, plus 10 years, subject to a maximum total Credited Service of 30 years. Currently, this provides Mr. O’Leary 14.833 additional Years of Credited Service in excess of his actual years of service with the Company. This increases the present value of his accumulated benefit under the SERP from $1,283,509 to $6,027,977.

Retirement Plan

In 2009, the Company amended the Retirement Plan to close eligibility for future participation in the Plan. Effective as of March 15, 2009, the Retirement Plan is limited to eligible employees on March 14, 2009, who continue in covered employment at Kaydon. For participating employees, benefits under the Retirement Plan are based on years of service and final average monthly compensation, based on the three highest consecutive calendar years during the ten most recent calendar years. Participants in the Retirement Plan generally earn one month of Credited Service for each calendar month of employment, up to a maximum of 30 Years of Credited Service. A monthly life annuity amount is determined based on the following formula: 1% times final average monthly compensation plus 0.58% times final average compensation in excess of monthly Covered Compensation, times Years of Credited Service. Covered Compensation is the average of social security wage bases in effect during the 35-year period ending in the calendar year in which the participant attains social security retirement age. Final average compensation covered by the Retirement Plan in a calendar year includes base salary, overtime pay, commissions, incentive compensation payments, amounts that are deferred under the Company’s 401(k) plan, and dividends on non-vested restricted stock grants. Normal retirement age under the Retirement Plan is age 65. Participants may commence benefits at age 55 or later with at least 10 Years of Vesting Service. A participant must have five Years of Vesting Service to be eligible for a benefit.

SERP

The Company historically maintained a SERP as an additional tool for attracting and retaining highly compensated executives. Mr. O’Leary is the only remaining active employee participant in the SERP. Because the Retirement Plan has been amended to close eligibility for future participation, the SERP is also closed for new participants. Therefore, employees hired on or after March 15, 2009 are ineligible for participation in the SERP. The SERP provides retirement, early retirement, disability and death benefits based on the benefit formula and other plan terms contained in the Retirement Plan applied to all compensation, including compensation in excess of the Internal Revenue Service limits set forth in the Retirement Plan, and applied to service credit determined under the Retirement Plan, as increased by additional grants of service credit as described below. The SERP benefit is then reduced by benefits actually provided under the Retirement Plan. The SERP permitted the Board of Directors or the Compensation Committee to grant additional service credit to selected participants on a discretionary basis. In 2007, in connection with his recruitment as President and Chief Executive Officer and relocation to Michigan, the Committee credited Mr. O’Leary with an additional ten Years of Credited Service under the SERP. According to the terms of his Employment Agreement, which included terms necessary to provide a replacement for elements of compensation he was then receiving, Mr. O’Leary is entitled to one day of additional Credited Service for each day of actual Credited Service. The annual life annuity amount is determined in the same manner as in the Retirement Plan. The SERP’s benefits are based on years of service and final average compensation, which is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years.

TABLE 7 — POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL OR TERMINATION

Mr. O’Leary’s employment agreement and the CICC Agreements provide for payments upon a change-in-control to the NEO subject to such agreements.

If at any time during the period beginning with the commencement of an attempt to affect a change-in-control and ending within three years after a change-in-control occurs, Mr. O’Leary’s employment is terminated by Kaydon other than for Cause, or if he voluntarily terminates his employment for Good Reason, he will be entitled to receive certain accrued obligations and other accrued benefits including an amount equal to the greater of his highest annual bonus paid during the three prior years (annualized in the event Mr. O’Leary was not employed by the Company for the whole of any such year) and the target bonus for the year of termination prorated for the year through the date of termination, plus an amount equal to three times the sum of (a) his current annual base salary plus (b) the higher of his highest annual bonus paid during the three prior years (annualized in the event Mr. O’Leary was not employed by the Company for the whole of any such year), or the target bonus for the year of termination and he will also continue to participate in Kaydon’s benefit plans until the earlier of the three year anniversary of such termination or the date he becomes employed elsewhere. In addition, in such a circumstance, all stock options, restricted stock awards, long-term incentive plan awards and any other benefits that are subject to vesting based on continued employment shall automatically become vested, unrestricted and/or exercisable, as the case may be. Mr. O’Leary will also be entitled to full outplacement services up to a maximum of $50,000 and additional Years of Credited Service under the Kaydon SERP.

The CICC Agreements require a double trigger of both a change-in-control and a qualifying termination of employment for the payment of termination benefits. In the case of a qualifying termination of employment of the executive during the period beginning with the commencement of an attempt to affect a change-in-control and ending within three years after a change-in-control, then the Company will provide the executive with the following amounts:

•

a lump sum payment equal to one times (or, in the case of Mr. DeChants, three times) the greater of (a) base salary for the year in which termination occurs, or (b) base salary for the preceding calendar year; plus a lump sum payment equal to one times (or, in the case of Mr. DeChants, three times) the greater of (a) the average bonus paid over the most recent three-year period or (b) the target bonus level in effect for the year in which termination occurs;

•

all amounts to which the person is entitled under the Kaydon incentive compensation plans, including awards for the prior year that have not been paid at the time of termination plus 1/12 of the greater of (a) the projected incentive plan award for the year in which termination occurs or (b) the person’s incentive award for the most recently ended year, for each full or partial month prior to termination in the year of termination;

•

payment of the actuarial equivalent of the executive’s vested accrued benefit under the Company’s SERP, with the person’s award becoming fully vested and with additional credit provided for in such plan being given under certain circumstances; and

•

continued coverage under the life insurance, medical and dental insurance and accident and disability insurance plans of Kaydon until the earlier of (a) one year, or, in the case of Mr. DeChants, three years, from the date of termination of employment, (b) normal retirement date or (c) the date on which the person obtains comparable insurance at no greater cost to the person than was the case at Kaydon (the one year (or, in the case of Mr. DeChants, three year) limit does not apply to terminated executives that are 55 or older at the time of the change-in-control and are fully vested under the Retirement Plan).

In addition, the CICC Agreements provide for immediate acceleration of vesting and exercisability of all outstanding stock option, stock appreciation rights, restricted stock awards or other similar incentive compensation rights, full outplacement services to a maximum cost of 15% of the person’s base salary for the year preceding the year of termination and, in the case of Messrs. DeChants, and Behrman, and Ms. Crane, an additional “gross-up” payment to offset the effect, if any, of excise tax and the state and federal income and employment taxes resulting from this additional excise tax imposed on such lump sum payment. If the terminated executive is required to incur attorneys’ fees and expenses to enforce his rights under the CICC Agreement, the Company will also reimburse the person for such amounts.

For purposes of Mr. O’Leary’s Employment Agreement and the CICC Agreements, except as otherwise provided in such agreements for certain purposes, such as for benefits payable under the SERP, a “Change-in-Control” means any of the following:

1) The failure of the Continuing Directors at any time to constitute at least a majority of the members of the Board of Directors;

2) The acquisition by any Person (as that term is used in Section 13(d)(3) of the Exchange Act) other than an Excluded Holder of beneficial ownership of 20% or more of the voting power of Kaydon’s outstanding securities;

3) The approval by the Kaydon stockholders of a reorganization, merger or consolidation unless with a “Permitted Successor”; or

4) The approval by Kaydon stockholders of a complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets other than to a Permitted Successor.

With respect to Mr. O’Leary’s Employment Agreement, for determining benefits under the SERP, and with respect to the CICC Agreements for determining SERP benefits and other certain purposes, the definition of a “Change-in-Control” means any of the following:

1) The failure of the Continuing Directors within any 12-month period to constitute at least a majority of the members of the Board;

2) The acquisition by any Person (within the meaning of Rule 13(d)(3) of the Exchange Act) of the Company’s stock representing more than 50% of the total fair market value or total voting power of the Company’s outstanding stock;

3) The date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) stock of the Company possessing 30% or more of the total voting power of the Company’s outstanding stock; or

4) The date any Person (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) substantially all of the assets of the Company (or, in the case of the CICC Agreements, the date any Person (other than a Permitted Successor) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person), assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition).

A “Continuing Director” (except as otherwise provided for purposes of SERP and certain other benefits) is a director approved by two-thirds of the individuals then constituting the Board of Directors. A “Permitted Successor” is a corporation which satisfies the following criteria: 60% or more of the common stock (or, in the case of the CICC Agreements, 50% in an asset sale) is owned by substantially all of the persons who were owners of Kaydon’s stock immediately prior to the change-in-control; no other person directly or indirectly owns 20% or more of outstanding common stock; and the majority of the Board of Directors is comprised of Continuing Directors. A “Permitted Successor” for purposes of SERP and, in the case of the CICC Agreements, certain other benefits, is an entity which satisfies the following criteria: a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock in the Company; a subsidiary; a person that owns 50% or more of the Company’s outstanding stock; or an entity, at least 50% of the total value or voting power of which is owned by a person described (in paragraph 3 above) in the definition of Change-in-Control.

The following table summarizes the executive benefits and payments that would have been due to the Chief Executive Officer and the other continuing NEOs upon termination in connection with a Change-in-Control of 50% or more of the voting power of Kaydon’s outstanding securities, had such an event occurred on December 31, 2011.

CHANGE-IN-CONTROL

Benefits and Payments Upon a Change-in-Control	J. O’Leary		P. DeChants	A. Behrman	D. Crane	L. Kowalchik
Base salary(1)	$2,100,000		$855,000	$205,000	$235,000	$230,000
Bonus payments(1)	$4,200,000		$513,000	$123,000	$141,000	$69,000
Incentive compensation(1)	$1,400,000		$285,000	$200,000	$225,000	$112,500
Actuarial value of SERP Benefits	$6,038,504	(2)	$0	$0	$0	$0
Number of stock options vested(3)	114,000 shs		25,000 shs	10,500 shs	10,500 shs	0
and value upon termination(4)	$91,260		$45,630	$22,815	$22,815	$0
Number of shares of restricted stock	127,000 shs		35,300 shs	15,000 shs	20,800 shs	5,200 shs
and value upon termination(5)	$3,873,500		$1,076,650	$457,500	$634,400	$158,600
Outplacement services	$50,000		$42,750	$30,750	$35,250	$34,500
Value of insurance benefits(6)	$51,728		$58,282	$11,359	$11,472	$9,264
Excise tax gross-up payments	$2,789,638		$58,802	$28,436	$0	n/a
Total	$20,594,630		$2,935,114	$1,078,860	$1,304,937	$613,864

Notes:

(1)	Reflects salary, bonus and incentive compensation payments due in the event of the executives’ termination under the terms of their Change-in-Control Compensation Agreements or Employment Agreement, as the case may be.

(2)	Upon a change in control, Mr. O’Leary is entitled to an accelerated lump-sum of his SERP benefit, or $6,038,504. This amount is based on 19.666 years of service, which includes discretionary service of 14.833 years awarded under the SERP through December 31, 2011.

(3)	Includes 50,000 option share grant pursuant to Mr. O’Leary’s Employment Agreement at an exercise price of $43.03, 18,000 option share grant made to Mr. O’Leary at an exercise price of $42.46, 18,000 option shares at an exercise price of $25.43, and 28,000 option shares at an exercise price of $34.70; 4,000 option share grant made to Mr. DeChants at an exercise price of $42.46; 9,000 option share grant to Mr. DeChants at an exercise price of $25.43; and 12,000 option share grant to Mr. DeChants at an exercise price of $34.70; 4,500 option share grant made to Mr. Behrman at an exercise price of $25.43; and 6,000 option share grant to Mr. Behrman at $34.70; 4,500 option share grant made to Ms. Crane at an exercise price of $25.43; and 6,000 option share grant to Ms. Crane at $34.70.

(4)	Represents the difference in the option exercise price as reflected in footnote 3 above and the closing price per share of Kaydon common stock on December 31, 2011 ($30.50).

(5)	Calculated using the closing price per share of Kaydon common stock on December 31, 2011 ($30.50). Reflects shares of restricted stock that would vest on a change-in-control under the terms of the executives’ Change-in-Control Agreement, or Employment Agreement, as the case may be.

(6)	Represents health insurance, short-term and long-term disability insurance, and, in the case of Mr. O’Leary, life insurance premiums. Assumes costs increase 10% per year, and Mr. O’Leary receives insurance coverage for three years; Mr. DeChants receives insurance coverage until the Normal Retirement Age (as defined in the Retirement Plan); and the other executives receive insurance coverage for one year.

Termination of CEO Pursuant to the Terms of his Employment Agreement

Pursuant to the terms of his Employment Agreement, Mr. O’Leary is entitled to payments and certain benefits upon a termination of his employment by the Company other than for cause or by Mr. O’Leary for good reason. The following summarizes the benefits and payments that would be due Mr. O’Leary upon termination by the Company other than for cause or by Mr. O’Leary for good reason if such termination had occurred on December 31, 2011:

Benefits and Payments to Mr. O’Leary Upon Termination Other Than for Cause or for Good Reason	Amount of Benefit or Payment
Base salary and bonus(1)	$4,200,000
Highest annual bonus payment(2)	$1,400,000
Insurance benefits(3)	$33,238
Number of stock options vested(4)	94,000 shs
Value upon termination(5)	$60,840
Number of shares of restricted stock(6)	78,000 shs
Value upon termination(6)	$2,379,000
SERP benefits(7)	$366,920
Excise tax gross-up payment	$0

Total	$8,439,998

(1)	Mr. O’Leary’s Employment Agreement provides for the payment, in a lump sum in cash, of an amount equal to two times the sum of his annual base salary ($700,000) and the Highest Annual Bonus ($1,400,000). According to the Employment Agreement, the Highest Annual Bonus is equal to the highest of the aggregate bonuses paid under all of the Company’s annual incentive and/or bonus plans during the prior three full fiscal years prior to the date of termination (annualized in the event Mr. O’Leary was not employed by the Company for the whole of any such fiscal year).

(2)	Mr. O’Leary is entitled to a prorated amount of the Highest Annual Bonus, depending on his date of termination. If he had been terminated on December 31, 2011, he would have been entitled to payment in an amount equal to the Highest Annual Bonus, which, in this case, would be equal to his bonus for fiscal year 2010.

(3)	Represents health insurance, short-term and long-term disability insurance and life insurance premiums for two years.

(4)

Represents the number of stock options that would have become vested or exercisable within the two year period immediately following the date of termination. Includes 50,000 shares at an exercise price of $43.03 that would have become exercisable on 3/23/12; 9,000 shares at an exercise price of $42.46 that would have become exercisable on 2/14/12; and 9,000 shares at an exercise price of $42.46 that would have become exercisable on 2/14/13; 6,000 shares at an exercise price of $25.43 that would have become exercisable on

2/19/12; and 6,000 shares at an exercise price of $25.43 that would have become exercisable on 2/19/13; 7,000 shares at an exercise price of $34.70 that would have become exercisable on 2/23/12; and 7,000 shares at an exercise price of $34.70 that would have become exercisable on 2/23/13.

(5)	Represents the value, if any, of the options as of December 31, 2011, but only to the extent the option exercise prices as reflected in footnote 4 above exceed the closing price per share of Kaydon common stock on December 31, 2011 ($30.50).

(6)	Represents the number of restricted shares that would have become vested within the two year period immediately following the date of termination. Calculated using the closing price per share of Kaydon common stock on December 31, 2011 ($30.50).

(7)	Represents annualized SERP benefit payment.

Termination of CEO and other NEOs Caused by Death, Disability, or Retirement

The following summarizes executive benefits and payments that would be due the CEO and other NEOs upon termination if such termination had occurred on December 31, 2011, caused by death, disability, or retirement. See discussion regarding “Retirement Plan”, “SERP” and “Long-Term Equity Incentive Program” for information regarding each plan and factors to be taken into account when determining the amounts shown below.

Benefits and Payments Upon Termination	J. O’Leary	P.C. DeChants	A.T. Behrman	D.K. Crane	L.M. Kowalchik(11)
Death
Retirement Plan(1)	$7,250	$14,433	$0	$0	n/a
SERP(2)	$183,251	n/a	n/a	n/a	n/a
Life Insurance(3)	$2,450,000	$427,500	$307,500	$352,500	$345,000
Equity Incentives(4)	$3,964,760	$1,122,280	$480,315	$657,215	$158,600
Non-Equity Incentives(10)	$0	$0	$0	$0	$0
Disability
Retirement Plan(5)	$0	$0	$0	$0	$0
SERP(6)	$382,890	n/a	n/a	n/a	n/a
Life Insurance	(3)	(3)	(3)	(3)	(3)
STD/LTD	(7)	(7)	(7)	(7)	(7)
Equity Incentives(4)	$3,964,760	$1,122,280	$480,315	$657,215	$158,600
Non-Equity Incentives(10)	$0	$0	$0	$0	$0
Retirement
Retirement Plan(8)	$15,970	$31,795	$0	$0	n/a
SERP(9)	$366,920	n/a	n/a	n/a	n/a
Equity Incentives	(4)	(4)	(4)	(4)	(4)
Non-Equity Incentives(10)	$0	$0	$0	$0	$0

Notes:

(1)	The Retirement Plan applies to NEOs in the same manner as all other Plan participants. If the NEO was vested in the Retirement Plan at death but was not yet receiving benefits under the Plan, benefits are paid to the surviving spouse of the executive as required by law in the form of a spousal survivor annuity commencing as early as when the executive would have attained early retirement eligibility under the Plan. If the executive was receiving benefits under the Retirement Plan at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects the surviving spouse’s annual benefit had the NEO died on December 31, 2011 and the surviving spouse commenced benefits at the NEO’s normal retirement date, and assumes the participant and spouse are the same age. Benefits under the Retirement Plan would be paid monthly. As of December 31, 2011, Mr. Behrman and Ms. Crane were not vested in the Retirement Plan. Ms. Kowalchik is not a participant in the Retirement Plan.

(2)	If the executive was vested in the SERP at death but was not yet receiving benefits under the SERP, benefits (computed here with any potentially applicable additional credit under the SERP) are paid to the surviving spouse of the executive in the form of a spousal survivor annuity commencing at the earliest time payment of the survivor benefit under the Retirement Plan could commence. If the executive was receiving benefits under the SERP at death, benefits may continue to a surviving spouse or beneficiary in accordance with the terms of the benefit form previously elected. The table reflects Mr. O’Leary’s spouse’s annual benefit at December 31, 2011 and assumes the participant and spouse are the same age. Benefits under the SERP would be paid monthly.

(3)	Life Insurance (an insured benefit provided by the Company) would be payable to the named beneficiary at 150% of the NEO’s annual earnings as of the preceding December 1, up to a maximum life insurance amount of $450,000. During disability, Life Insurance continues at the level on the last day worked for up to 52 weeks. In addition Mr. O’Leary’s beneficiary would receive $2,000,000 in accordance with the Life Insurance policy per his Employment Agreement.

(4)	Upon death or disability unvested restricted stock grants will immediately vest (restrictions will lapse) and such shares are released to the designated beneficiary. Upon retirement at age 65, the restrictions imposed in each grant continue to lapse in accordance with the terms of each grant. See Tables 3 — Grants of Plan-Based Awards and 4 — Outstanding Equity Awards at Year-End above.

(5)	The Retirement Plan applies to NEOs in the same manner as all other Plan participants. To be eligible for Disability Retirement, a participant must have 10 Years of Vesting Service or 10 Years of Credited Service and be employed by the Company at the time of the qualifying disability. Disability Retirement Benefits are payable in the form of a monthly annuity starting at the later of normal retirement age and the first month following the last payment made under the Company’s long term disability program, and are computed using earnings prior to the last day worked and Years of Credited Service assuming the plan participant worked through the normal retirement date (or an earlier retirement date, if elected) under the Plan. Using December 31, 2011 as the disability date, no NEO has completed the service requirements for eligibility. Although not eligible for a Disability Benefit, the NEOs would receive a deferred vested benefit at age 65 in the event of termination of employment due to disability. Messrs. O’Leary, DeChants, Behrman, and Ms. Crane were not vested for disability benefits in the Retirement Plan on December 31, 2011. Benefits under the Retirement Plan would be paid monthly. Ms. Kowalchik is not a participant in the Retirement Plan.

(6)	Disability Retirement Benefits are payable under the SERP in various annuity forms of payment at the later of separation from service and attainment of age 65 and are computed by assuming Years of Credited Service as though the participant had continued to work to normal retirement eligibility under the Plan and by crediting any applicable additional credit under the SERP. The Disability Retirement Benefit is offset dollar for dollar for any payments also made under the Company’s Long-Term Disability insurance program. The table reflects Mr. O’Leary’s annual Disability Retirement Benefit (prior to offset for Long-Term Disability payments) assuming disability at December 31, 2011. Although the table presents annualized benefits, SERP benefits are paid monthly.

(7)	Short-Term Disability provided by the Company provides 13 weeks at 100% of salary as of the NEO’s last day worked, 80% of salary for the next 13 weeks, and 66 2/3% of salary for the next 26 weeks. If the disability continues, Long-Term Disability (an insured benefit provided by the Company) provides the NEO 60% of his/her monthly salary as of his/her last day worked (up to a maximum benefit of $14,000 per month) less deductible sources of income (such as workers compensation, social security disability benefits, etc) until age 65.

(8)	The Retirement Plan applies to NEOs in the same manner as all other Plan participants. Benefits are payable under the Retirement Plan in various annuity forms of payment at early or normal retirement eligibility. As of December 31, 2011, Mr. Behrman and Ms. Crane were not vested in the Retirement Plan. Ms. Kowalchik is not a participant in the Retirement Plan. Although the table presents the benefits in a Life Annuity form and as an annualized payment, the Retirement Plan benefits would be paid monthly. Retirement Plan benefits shown in Table 2 are payable at age 65.

(9)	In the case of retirement other than in connection with a change-in-control, benefits are payable under the SERP in various annuity forms of payment at early or normal retirement eligibility. Benefits are calculated here by crediting any potentially applicable additional credit under the SERP.

(10)	Upon death, disability or retirement, the NEO’s non-equity incentive bonus as reflected in Table 2 will be paid to the NEO’s beneficiary, estate or former participant, as the case may be.

(11)	Ms. Kowalchik is eligible for employer matching contributions in the Kaydon Corporation Employee Stock Ownership and Thrift Plan, a defined contribution 401(k) Plan. Although Messrs. O’Leary, DeChants, Behrman, and Ms. Crane are eligible to participate in the 401(k) Plan, they are not eligible for employer matching contributions in the 401(k) Plan because they are entitled to participate in the Retirement Plan. Employer matching contributions vest according to a 6-year graded vesting schedule (10% after one year, 20% after two years, 40% after three years, 60% after four years, 80% after five years, and 100% after six years). If the employee dies or becomes disabled (while active), they become 100% vested in their employer matching contributions. The employer matching contribution in Ms. Kowalchik’s account as of December 31, 2011 was $7,350.

Voluntary/Involuntary Termination

Other than benefits payable pursuant to the terms of employment or change-in-control agreements, or pursuant to compensation plans described in the above table, a voluntary or involuntary termination of an NEO would result in his/her losing all Company provided pay and benefits at the time of termination. Details regarding equity incentive awards and benefits under the Retirement Plan and SERP are described below:

•

Retirement Plan.    Benefits are payable under the Retirement Plan in various annuity forms of payment following a voluntary or involuntary termination of employment after vesting under the Plan. Benefits are paid at early or normal retirement eligibility.

•

SERP.    In the case of voluntary or involuntary termination of employment other than in connection with a change-in-control and provided the NEO did not forfeit the benefit, benefits are payable under the SERP to a vested participant in various annuity forms of payment at the later of separation from service and attainment of age 65. Benefits are calculated by crediting any potentially applicable additional credit under the SERP.

•

Equity Incentives.    In the case of voluntary or involuntary termination of employment, shares of restricted stock and stock options previously awarded still subject to restrictions are forfeited and returned to the Company.

CEO Employment Agreement

In March 2007, Kaydon entered into an Employment Agreement with Mr. O’Leary in connection with his appointment as President and Chief Executive Officer. The Employment Agreement was amended and restated effective October 23, 2008 to conform to certain requirements of Section 409A of the Internal Revenue Code, and has not been amended in any respect since that time. The Employment Agreement provides for an annual base salary of not less than $700,000 and provides that Mr. O’Leary will participate in the Kaydon SERP and will be eligible for SERP benefits immediately upon termination of his employment for any reason. In addition, he received ten years of additional credited service under the SERP and he will receive an additional day of credited service for each day of actual credited service (up to the maximum of 30 Years of Credited Service permitted under the SERP). If Mr. O’Leary’s employment is terminated as a result of his death or disability, he or his beneficiary will be entitled to receive, in addition to any compensation, bonus and benefits accrued or deferred and unpaid as of the date of termination, an amount equal to a portion of the highest annual bonus paid to him during the three years prior to termination (prorated based on number of days worked in the year of termination). If Kaydon terminates Mr. O’Leary for Cause, he will receive an amount equal to his then current base salary through the effective date of termination to the extent unpaid, any compensation previously deferred and benefits required under the Company’s benefit plans and programs. If he voluntarily terminates his employment without Good Reason, he will be entitled to receive any compensation, bonus and benefits accrued or deferred and unpaid as of the date of termination.

If Mr. O’Leary’s employment is terminated by the Company other than for Cause, or if Mr. O’Leary voluntarily terminates his employment for Good Reason, he will be entitled to receive his accrued obligations, prorated bonus and his other benefits as in termination for death or disability, and an additional amount equal to twice the sum of his annual base salary, and his highest annual bonus paid during the three years prior to the year of termination, and he will also continue to participate in Kaydon’s benefit plans until the earlier of the two year anniversary of such termination or the date he becomes employed elsewhere. In addition, in such a circumstance, all stock options, restricted stock awards, long term incentive plan awards and any other benefits that are subject to vesting during the two year period from the date of termination based on continued employment shall automatically become vested, unrestricted and/or exercisable, as the case may be.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kaydon’s “Code of Business Conduct and Ethics for Directors, Officers and Employees,” deals with conflicts of interest and requires each director and executive officer to disclose to the Chairman of the Audit Committee (or, in the case of the Chairman of the Audit Committee, that he or she disclose to the Lead Director) the possible occurrence of any transaction in which the Company will be a participant and which would be required to be disclosed in the Company’s proxy statement under current SEC proxy regulations because the director, executive officer or related person has a direct or indirect material interest in the proposed transaction. Disclosure must be made prior to the time the proposed transaction is approved or authorized on behalf of Kaydon. Upon such disclosure, the proposed transaction will be reviewed by a committee comprised of two non-employee directors none of whom shall have any direct or indirect material interest in the proposed transaction, to determine whether the proposed transaction is fair to the Company. If this committee determines that the transaction would not be fair to the Company, Kaydon will not enter into the proposed transaction.

There are no relationships or related party transactions requiring disclosure under applicable SEC rules.

PROPOSALS BY HOLDERS OF COMMON STOCK

If any stockholder wishes to have a proposal included in the Company’s proxy statement for the Annual Meeting to be held in 2013, the proposal must be received by the Company by December 6, 2012, which is the date that is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal should be sent to the Secretary of the Company at its executive offices in Ann Arbor, Michigan, and it is recommended that registered or certified mail, return receipt requested, be used.

In addition, if any stockholder intends to present a proposal for consideration at the Annual Meeting in 2012, in accordance with the procedures set forth in the Company’s Bylaws, prior written notice of a stockholder’s intention to present such a proposal must have been given to the Secretary of the Company not later than 90 days prior to the first anniversary of the date of the 2011 Annual Meeting, or February 4, 2012. No such proposals were received. Such notice must contain the information required by the Company’s Bylaws, and the presiding officer of the Annual Meeting may refuse to entertain any stockholder proposals that do not comply with these Bylaw provisions or were not provided in a timely manner.

Any stockholder entitled to vote at an Annual Meeting of Stockholders at which directors are to be elected may nominate a person for election to the Board of Directors by following the procedures in the Company’s Bylaws. Such nominations may be made by notice in writing to the Secretary of the Company received at the Company’s executive offices not later than 90 days prior to the first anniversary of the date of the prior year’s Annual Meeting, and for purposes of the 2012 Annual Meeting February 4, 2012. Such notice shall provide for each person the stockholder proposes to nominate the information required by the Company’s Bylaws, including all information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and, as to the stockholder, the information required by the Company’s Bylaws, including their name and address as they appear on the Company’s books and the class and number of shares of Kaydon’s capital stock beneficially owned. Any nomination not made in accordance with the procedures in the Company’s Bylaws shall be disregarded at the Annual Meeting of Stockholders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires each director and certain officers of Kaydon, and any person or entity that owns more than 10% of Kaydon common stock to file with the SEC, by a specified date, certain reports of ownership and changes in ownership of Kaydon’s common stock. Stockholders who own more than 10% of Kaydon common stock are required to furnish to Kaydon copies of all reports they file under Section 16(a). The Sarbanes-Oxley Act of 2002 mandates that most of these reports under Section 16(a) must be filed by the second business day after the event that gave rise to the required filing has occurred. Based upon a review of reports that were filed by Kaydon’s directors and officers and written representations from those directors and officers that no other reports were required, the Company believes that during fiscal year 2011 its directors and officers complied with all such requirements.

CODE OF ETHICS

The Company has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers that applies to the Company’s chairman, chief executive officer, president, chief financial officer, chief accounting officer, and any person who performs similar functions; and intends to satisfy the disclosure requirement under Item 10 of Form 8-K by posting such information on its website at www.kaydon.com. The Company has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees, which is available on the Company’s website at www.kaydon.com. Also the Company has adopted Corporate Governance Guidelines, which are available on its website at www.kaydon.com and in print, without charge, to any stockholder who requests them. The information contained on Kaydon’s website should not be deemed filed with, and is not incorporated by reference into, this Proxy Statement or any of Kaydon’s other filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent that Kaydon specifically so provides.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Debra K. Crane, Secretary, Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor, Michigan 48108. Any stockholder who currently receives multiple copies of the proxy statement at his, her or its address and would like to request “householding” of any communications should contact his, her or its broker.

OTHER ITEMS OF BUSINESS

Management does not intend to present any further items of business at the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

DEBRA K. CRANE

Secretary

April 5, 2012

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

KAYDON CORPORATION

P.O. Box 11079

New York, NY 10203-0079

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

For Withhold For All All All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Mark A. Alexander 02 David A. Brandon 03 Patrick P. Coyne 04 William K. Gerber 05 Timothy J. O’Donovan 06 James O’Leary

The Board of Directors recommends you vote FOR proposals 2. and 3.

2. Ratification of the appointment of Ernst & Young LLP, the Company’s independent registered public accountants, for the year ending December 31, 2012

3. To approve, by non-binding vote, executive compensation.

For Against Abstain

NOTE: The proxies will vote in their discretion regarding such other business as may properly come before the meeting or any adjournment thereof.

R1.0.0.11699

0000134424 _1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

PROXY

KAYDON CORPORATION

Annual Meeting of Stockholders, May 8, 2012

Solicited on Behalf of the Board of Directors of Kaydon Corporation

The undersigned hereby appoints JAMES O’LEARY and DEBRA K. CRANE, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Kaydon Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the offices of Kaydon Corporation, 315 E. Eisenhower Parkway, Suite 300, Ann Arbor MI on Tuesday, May 8, 2012 at 11:00AM, Eastern time, and at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2 and FOR proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting.

R1.0.0.11699

0000134424 _2

(Continued and to be signed on reverse side)